Exhibit 10.1

MAUI ACQUISITION CORP.,
SAFARILAND, LLC,
SAFARILAND GLOBAL SOURCING, LLC,
HORSEPOWER, LLC,
MED-ENG, LLC,
SENCAN HOLDINGS, LLC, and
ATLANTIC TACTICAL, INC.,
as US Borrowers, and

LAWMEN’S DISTRIBUTION, LLC,
SAFARILAND DISTRIBUTION, LLC,
UNITED UNIFORM DISTRIBUTION, LLC,
GH ARMOR SYSTEMS INC. and
DEFENSE TECHNOLOGY, LLC,
as US Guarantors, and

MED-ENG HOLDINGS ULC, and
PACIFIC SAFETY PRODUCTS INC.
as Canadian Borrowers,

TERM LOAN AND SECURITY AGREEMENT

Dated as of November 17, 2020

$225,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders and

GUGGENHEIM CREDIT SERVICES, LLC,

as Agent

TABLE OF CONTENTS

Page

Section 1.	DEFINITIONS; RULES OF CONSTRUCTION	1

1.1.	Definitions	1
1.2.	Accounting Terms	37
1.3.	Uniform Commercial Code; PPSA; Quebec Law Provisions; Certain Matters of Construction	37
1.4.	Currency Calculations; Divisions	38
Section 2.	CREDIT FACILITIES	39

2.1.	The Loans	39
2.2.	Increase of Commitments	40
Section 3.	INTEREST, FEES AND CHARGES	42

3.1.	Interest	42
3.2.	Fees	43
3.3.	Computation of Interest, Fees, Yield Protection	43
3.4.	Reimbursement Obligations	43
3.5.	Illegality	44
3.6.	Inability to Determine Rates; Benchmark Transition Event, Etc	44
3.7.	Increased Costs; Capital Adequacy	45
3.8.	Mitigation	46
3.9.	Funding Losses	46
3.10.	Maximum Interest	47
Section 4.	LOAN ADMINISTRATION	47

4.1.	Manner of Borrowing	47
4.2.	[Reserved]	48
4.3.	[Reserved]	48
4.4.	Borrower Agent	48
4.5.	One Obligation	48
4.6.	Effect of Termination	48
Section 5.	PAYMENTS	48

5.1.	General Payment Provisions	48
5.2.	Repayment of Obligations	49
5.3.	Prepayment Premium	53
5.4.	Payment of Other Obligations	54
5.5.	Marshaling; Payments Set Aside	54
5.6.	Application and Allocation of Payments	54
5.7.	[Reserved]	55
5.8.	[Reserved]	55
5.9.	Taxes	55
5.10.	Lender Tax Information	57
5.11.	Nature and Extent of Each Borrower’s Liability	58
5.12.	Currency Matters	60
Section 6.	CONDITIONS PRECEDENT	60

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Section 7.	COLLATERAL	63

7.1.	Grant of Security Interest	63
7.2.	Lien on Deposit Accounts; Cash Collateral	63
7.3.	Real Estate Collateral	64
7.4.	Other Collateral	64
7.5.	No Assumption of Liability	65
7.6.	Further Assurances and Post-Closing Covenants	65
7.7.	Excluded Collateral	65
7.8.	ULC Limitation	65
Section 8.	COLLATERAL ADMINISTRATION	66

8.1.	Borrowing Base Certificates	66
8.2.	Administration of Accounts	66
8.3.	Administration of Inventory	67
8.4.	Administration of Equipment	68
8.5.	Administration of Deposit Accounts	68
8.6.	General Provisions	68
8.7.	Power of Attorney	70
Section 9.	REPRESENTATIONS AND WARRANTIES	71

9.1.	General Representations and Warranties	71
9.2.	Complete Disclosure	76
Section 10.	COVENANTS AND CONTINUING AGREEMENTS	77

10.1.	Affirmative Covenants	77
10.2.	Negative Covenants	84
10.3.	Financial Covenants	93
Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	94

11.1.	Events of Default	94
11.2.	Remedies upon Default	96
11.3.	License	97
11.4.	Setoff	97
11.5.	Remedies Cumulative; No Waiver	98
11.6.	Judgment Currency	98
Section 12.	AGENT	99

12.1.	Appointment, Authority and Duties of Agent	99
12.2.	Agreements Regarding Collateral and Borrower Materials	99
12.3.	Reliance By Agent	100
12.4.	Action Upon Default	100
12.5.	Ratable Sharing	101
12.6.	Indemnification	101
12.7.	Limitation on Responsibilities of Agent	101
12.8.	Successor Agent and Co-Agents	101
12.9.	Due Diligence and Non-Reliance	102
12.10.	Remittance of Payments and Collections	102
12.11.	Individual Capacities	103
12.12.	Agent Miscellaneous	103
12.13.	Solidary Interests/Quebec Liens (Hypothecs)	103
12.14.	No Third Party Beneficiaries	104
Section 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS	104

13.1.	Successors and Assigns	104
13.2.	Participations	105
13.3.	Assignments	105
13.4.	Replacement of Certain Lenders	106

 ii

Section 14.	MISCELLANEOUS	106

14.1.	Consents, Amendments and Waivers	106
14.2.	Indemnity	108
14.3.	Notices and Communications	108
14.4.	Performance of Borrowers’ Obligations	109
14.5.	Credit Inquiries	110
14.6.	Severability	110
14.7.	Cumulative Effect; Conflict of Terms	110
14.8.	Counterparts; Execution	110
14.9.	Entire Agreement	110
14.10.	Relationship with Lenders	110
14.11.	No Advisory or Fiduciary Responsibility	110
14.12.	Confidentiality	111
14.13.	Lender Loss Sharing Agreement	111
14.14.	GOVERNING LAW	112
14.15.	Consent to Forum	113
14.16.	Other Jurisdiction	113
14.17.	Waivers by Obligors	113
14.18.	PATRIOT Act Notice	113
14.19.	Canadian Anti-Money Laundering Legislation	114

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Acceptance
Exhibit B	Assignment Notice
Exhibit C	Compliance Certificate
Exhibit D-1	US Note
Exhibit D-2	Canadian Note
Exhibit E-1	US Joinder Agreement
Exhibit E-2	Canadian Joinder Agreement
Exhibit F	Incremental Joinder Agreement
Exhibit G	Form of Notice of Conversion/Continuation

Schedule 1.1(a)	Commitments
Schedule 6.1(g)	Material Good Standing Jurisdictions
Schedule 7.6(b)	Post-Closing Covenants
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Title to Property; Priority of Liens
Schedule 9.1.8	Surety Obligations
Schedule 9.1.10	Brokerage Fees
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.12	Governmental Approvals
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plan Disclosure
Schedule 9.1.20	Labor Relations
Schedule 9.1.24	Warranty and Recall Claims
Schedule 10.2.1	Borrowed Money
Schedule 10.2.2	Existing Liens
Schedule 10.2.7	Existing Loans
Schedule 10.2.17	Existing Affiliate Transactions
Schedule 10.2.20	Existing Operating Leases

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TERM LOAN AND SECURITY AGREEMENT

THIS TERM LOAN AND SECURITY AGREEMENT is dated as of November 17, 2020 (this “Agreement”), among MAUI ACQUISITION CORP., a Delaware corporation (“Holdings”), SAFARILAND, LLC, a Delaware limited liability company (“Safariland”), SAFARILAND GLOBAL SOURCING, LLC, a Delaware limited liability company (“Global Sourcing”), HORSEPOWER, LLC, a Delaware limited liability company (“Horsepower”), MED- ENG, LLC, a Delaware limited liability company (“Med-Eng”), SENCAN HOLDINGS, LLC, a Delaware limited liability company (“Sencan Holdings”), ATLANTIC TACTICAL, INC., a Pennsylvania corporation (“ATI” and, together with Holdings, Safariland, Global Sourcing, Horsepower, Med-Eng and Sencan Holdings, collectively, “US Borrowers”), MED-ENG HOLDINGS ULC, a British Columbia unlimited liability company (“Med-Eng Holdings”), PACIFIC SAFETY PRODUCTS INC., a Canadian corporation (“PSP” and, together with Med-Eng Holdings, collectively, “Canadian Borrowers”), the other Obligors party hereto, the Lenders (as defined below) and GUGGENHEIM CREDIT SERVICES, LLC, as agent for the Lenders (“Agent”).

R E C I T A L S:

In order to utilize the financial powers of Borrowers in the most efficient and economical manner, Lenders will, at the request of Borrowers, extend financial accommodations to Borrowers in accordance with the provisions set forth in this Agreement.

Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that the consolidation of all loans and other financial accommodations under this Agreement will enhance the aggregate borrowing powers of Borrowers and facilitate the administration of their loan relationship with Agent and Lenders, all to the mutual advantage of Borrowers.

Lenders are willing to extend financial accommodations to Borrowers, including extending credit in the form of secured term loans on the Closing Date and on one or more Delayed Draw Closing Dates as further set forth herein, and to administer Borrowers’ collateral security therefor, on a combined basis as and to the extent more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers’ request and in furtherance of Borrowers’ mutual and collective enterprise.

NOW, THEREFORE, for valuable consideration hereby acknowledged of the premises and of the mutual covenants herein contained, the parties hereto, intending to be bound hereby, hereby agree as follows:

Section 1.        DEFINITIONS; RULES OF CONSTRUCTION

1.1.          Definitions. As used herein, the following terms have the meanings set forth below:

ABL Priority Collateral: as defined in the Intercreditor Agreement (as defined herein).

Account: as defined in the UCC (or, with respect to any Account of a Canadian Obligor, the PPSA), including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division, or substantially all assets of a Person; (b) record or beneficial ownership of more than 50% of the Equity Interests of a Person; or (c) merger, consolidation, combination or amalgamation of an Obligor or Subsidiary with another Person (other than such transactions where an Obligor merges, amalgamates or consolidates with another Obligor and the result of such merger, amalgamation or consolidation is that the surviving or continuing entity is an Obligor).

Acquisition Policies: each insurance policy issued in connection with a Permitted Acquisition that insures against a breach of a representation or warranty given under an acquisition agreement entered into in respect of such Permitted Acquisition.

Affiliate: with respect to any Person, another Person that, from and after the Closing Date, directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however that neither the Agent nor any Lender, shall be deemed to be “Affiliates” of the Obligors; provided further that affiliates of the owners of the Equity Interests of Holdings (other than Holdings and its Subsidiaries) shall in any event be deemed “Affiliates” of Holdings for purposes of Section 10.2.17. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled,” “Controlled by” and “under common Control with” have correlative meanings thereto.

Agent Fee Letter: as defined in Section 3.2.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, branches, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement: as defined in the preamble to this Agreement.

Allocable Amount: as defined in Section 5.11.3.

AML Legislation: as defined in Section 14.19(a).

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the PATRIOT Act and the Proceeds of Crime Act.

Applicable Law: all laws, rules, regulations and enforceable governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, ordinances and decrees of Governmental Authorities.

Applicable Lenders: with respect to a Borrower Group, the Lenders having Borrower Group Commitments to Borrowers within such Borrower Group.

Applicable Pension Legislation: on any date, any Canadian pension legislation (whether federal, provincial or territorial) then applicable to an Obligor or any of its Subsidiaries.

Applicable Rate: as of any date of determination and with respect to Loans that bear interest at the Base Rate or LIBOR Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Leverage Ratio of Obligors and their Subsidiaries for the most recently completed Fiscal Quarter; provided, that for the period from the Closing Date through and including December 31, 2020, the Applicable Rate shall be set at the margin in the row styled “Level II”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level I”:

Level	Leverage Ratio	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Loans (the “LIBOR Rate Margin”)
I	Greater than 5.00:1.00	6.00 percentage points	7.00 percentage points
II	Less than or equal to 5.00:1.00	5.50 percentage points	6.50 percentage points

Except as set forth in the foregoing provisos, the Applicable Rate shall be based upon the calculation of Leverage Ratio set forth in the most recent Compliance Certificate, which will be calculated as of the end of each Fiscal Quarter. Except as set forth in the foregoing provisos, the Applicable Rate shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the calculation of Leverage Ratio in the quarterly Compliance Certificate pursuant to this Agreement; provided, that if Borrowers fail to provide such Compliance Certificate when such Compliance Certificate is due, the Applicable Rate shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which such Compliance Certificate was required to be delivered until the date on which such Compliance Certificate is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such Compliance Certificate, the Applicable Rate shall be set at the margin based upon the calculations disclosed by such Compliance Certificate. In the event that the information regarding the Leverage Ratio contained in any Compliance Certificate is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate actually applied for such Applicable Period, then (i) Borrowers shall immediately deliver to Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined as if the correct Applicable Rate (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrowers shall within two (2) Business Days deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations.

Applicable Reserve Requirement: at any time, for any LIBOR Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency, or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable LIBOR rate or any other interest rate of a Loan is to be determined or (b) any category of extensions of credit or other assets which include LIBOR Loans. A LIBOR Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions, or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered, advised, sub-advised or managed by a Lender, an entity that administers, advises, sub-advises or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of a US Obligor, a Canadian Obligor or any of their respective Subsidiaries, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A.

Attorney: as defined in Section 12.13(b).

Availability: as defined in the Revolving Loan Agreement.

Average Availability: as defined in the Revolving Loan Agreement.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greatest of (a) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a prime rate of the type described, either (i) the per annum rate quoted as the base rate on such corporate loans in a different national publication as reasonably selected by Agent or (ii) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent), (b) the Federal Funds Effective Rate (but not less than zero) in effect on such day, plus 1/2 of 1.00%, (c) LIBOR (taking into account the 1.00% floor therein) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus 1.00%, and (d) 2.00%. Any change in the Base Rate due to a change in such Prime Rate, the Federal Funds Effective Rate or LIBOR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or LIBOR, as the case may be.

Benchmark Replacement: means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Agent and Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for United States dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement shall be deemed to be 1.00% for the purposes of this Agreement.

Benchmark Replacement Adjustment: with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrowers giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for United States dollar-denominated syndicated credit facilities at such time.

Benchmark Replacement Conforming Changes: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).

Benchmark Replacement Date: the earlier to occur of the following events with respect to LIBOR: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

Benchmark Transition Event: the occurrence of one or more of the following events with respect to LIBOR: (a) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; (b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the Federal Reserve System of the United States (or any successor), an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or (c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

Benchmark Transition Start Date: (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent or the Required Lenders, as applicable, by notice to Borrowers, Agent (in the case of such notice by the Required Lenders) and the Lenders.

Benchmark Unavailability Period: if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 3.6.2 and (b) ending at the time that a Benchmark Replacement has replaced the LIBOR for all purposes hereunder pursuant to Section 3.6.2.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Group: a group consisting of (a) US Borrowers and each other US Obligor and (b) Canadian Borrowers and each other Canadian Obligor and Foreign Obligor.

Borrower Group Commitment: with respect to the commitment of a Lender to fund Loans of a Borrower Group, the amount of the commitment of such Lender with respect to such Borrower Group as shown on Schedule 1.1(a) from time to time (as the same may be modified from time to time as a result of such Lender’s consummation of an assignment pursuant to an Assignment and Acceptance); and the term “Borrower Group Commitments” means, with respect to any Borrower Group, the commitments hereunder of all Applicable Lenders to such Borrower Group; provided, however, that the aggregate commitment set forth thereon with respect to each of the Canadian Borrower Group Commitment and the US Borrower Group Commitment shall not be reduced or increased unless agreed to by Borrower Agent other than in connection with an exercise by Agent of its rights and remedies under the Loan Documents.

Borrower Group Obligations: with respect to any Obligor, the portion of the Obligations owed by such Obligor and such Obligor’s Borrower Group. For the avoidance of doubt, with respect to any US Obligor, “Borrower Group Obligations” shall include Canadian Obligations guaranteed by such US Obligor.

Borrower Materials: Borrowing Base information, reports, financial statements and other materials delivered by Borrowers or any other Obligors hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowers: US Borrowers and Canadian Borrowers.

Borrowing Base: as defined in the Revolving Loan Agreement.

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Revolving Agent, by which Borrowers certify to the Revolving Agent the calculation of the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed under the laws of New York, and if such day relates to a LIBOR Loan, shall also exclude any day on which banks are not open for the transaction of banking business in London, United Kingdom.

Canadian Benefit Plans: all employee benefit plans, programs or arrangements of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by, or to which there is an obligation or contingent obligation to contribute by, any Obligor or its Subsidiaries in respect of their employees or former employees in Canada.

Canadian Borrower: shall have the meaning ascribed to it in the recitals hereto.

Canadian Collateral: all of each Canadian Obligor’s right, title and interest in Property of such Canadian Obligor as more fully described in the applicable Canadian Documents that now or hereafter secure the payment or performance of any of the Canadian Obligations.

Canadian Commitment: for any Lender, the obligation of such Lender to make any Canadian Loan hereunder. “Canadian Commitments” means the aggregate amount of such commitments of all Lenders as set forth on Schedule 1.1(a).

Canadian Designated Person: any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” or similar term or designation as described in any Canadian Economic Sanctions and Export Control Laws.

Canadian Dollars or Cdn$: the lawful currency of Canada.

Canadian Documents: any Canadian Guaranty, the Canadian Security Agreement, the Canadian IP Security Agreement and each other Loan Document governed by the laws of Canada or a province thereof.

Canadian Economic Sanctions and Export Control Laws: any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

Canadian Guarantor: a Canadian Subsidiary organized under the laws of Canada or a province or territory thereof which provides a Guaranty of the Canadian Obligations.

Canadian Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent with respect to the Canadian Obligations.

Canadian IDA: each of the Mustang IDA and the Med-Eng IDA.

Canadian IP Security Agreement: each of the general intellectual property security agreements executed by a Canadian Obligor in favor of Agent, as at any time amended, restated supplemented or otherwise modified.

Canadian Joinder Agreement: a joinder agreement in the form of Exhibit E-2.

Canadian Loans: for any Lender, the loans made by such Lender under Section 2.1 hereof to the Canadian Borrowers.

Canadian Note: as defined in Section 2.1.2.

Canadian Obligations: on any date, the portion of the Obligations outstanding that are owing by a Canadian Borrower or any other Canadian Obligor.

Canadian Obligor: any of a Canadian Borrower, a Canadian Guarantor, or all of them, as the context may require.

Canadian Pension Plan: a plan, program or arrangement which is required to be registered as a pension plan under any Applicable Pension Legislation or tax statute or regulation in Canada (or any province or territory thereof) maintained or contributed to by, or to which there is an obligation or contingent obligation to contribute by, any Obligor in respect of its Canadian employees or former employees.

Canadian Security Agreements: each of the general security agreements executed by each of the Canadian Obligors in favor of Agent, as at any time amended, restated supplemented or otherwise modified.

Canadian Subsidiary: a Subsidiary formed under the laws of Canada or a province or territory thereof.

Capital Expenditures: all liabilities incurred or expenditures made by an Obligor or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent in accordance with this Agreement by a Borrower Group to Cash Collateralize any Obligations of such Borrower Group.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations of a Borrower Group, in an amount equal to, with respect to any inchoate, contingent or other Obligations, Agent’s good faith estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” and “Cash Collateralized” have correlative meanings.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States or Canadian government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America, N.A. or a commercial bank organized under the laws of the United States or any state or district thereof or Canada, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America, N.A. or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least the Dollar Equivalent of $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the Closing Date, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement, ordinance, order or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: at any time, the earliest to occur of: (a) Holdings or Safariland ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in each Borrower and the Canadian Obligors; (b) (i) at any time prior to a Qualifying IPO, Kanders SAF and its Controlled Investment Affiliates ceases to own and control, beneficially and of record, directly or indirectly, more than 50% of the Equity Interests in Holdings and (ii) at any time on or after a Qualifying IPO, the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or person acting as the trustee, agent or other fiduciary or administrator therefor), other than Kanders SAF (and its Controlled Investment Affiliates), the Kanders Parties and/or Affiliates of the Kanders Parties, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Equity Interests in Holdings representing more than 35% of the total voting power of all of the outstanding voting stock of Holdings; (c) a change in the majority of directors of Holdings during any 12 month period, unless approved by the majority of directors serving at the beginning of such period; (d) except for Permitted Asset Dispositions, the sale or transfer of all or substantially all of the assets of the Obligors, taken as a whole; or (e) for so long as the Revolving Loan Agreement is in effect, the occurrence of any “Change of Control” under and as defined in the Revolving Loan Agreement.

CIP Regulations: as defined in Section 12.12.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986, as amended from time to time.

Collateral: all Property described in Section 7.1, all Property, including US Collateral and Canadian Collateral, described in any Security Documents or any Canadian Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: with respect to any Borrower Group, the US Commitments and/or the Canadian Commitments, as the context may require, including any Delayed Draw Loans hereunder, up to the principal amount shown on Schedule 1.1(a), as the same may be increased pursuant to Section 2.2. “Commitments” means the aggregate amount of such commitments of all Lenders.

Compliance Certificate: a certificate, in the form of Exhibit C and otherwise in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Controlled Investment Affiliate: as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or its direct or indirect parent company or other portfolio companies of such person.

Copyright Security Agreement: collectively, that certain Copyright Security Agreement dated on or about the Closing Date between the applicable Obligors and Agent, as at any time amended, restated supplemented or otherwise modified and any other Copyright Security Agreement executed and delivered on or after the Closing Date by any Obligor to Agent, as at any time amended, restated supplemented or otherwise modified.

Creditor Representative: under any Applicable Law, a receiver, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator or similar officer or fiduciary.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding (i) Royalties, trade payables and accrued expenses incurred and being paid in the Ordinary Course of Business and reserves probable and estimable in the Ordinary Course of Business and (ii) any preferred stock issued by such Person that is not convertible into Debt; (b) all Contingent Obligations to the extent that such Contingent Obligations would be included as liabilities on a balance sheet in accordance with GAAP, but excluding Contingent Obligations in respect of the matters set forth in items (i) and (ii) of clause (a) above; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of an Obligor, the Borrower Group Obligations of such Obligor; provided, however, that (y) warranty return and product liability reserves in the Ordinary Course of Business and (z) debt incurred in connection with the financing of insurance premiums incurred in the Ordinary Course of Business to the extent that the principal amount does not exceed the Dollar Equivalent of $8,000,000 in any twelve-month period, shall not constitute Debt. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: a rate equal to the Applicable Rate plus 2.00% per annum (including, to the extent permitted by law, interest not paid when due).

Defense Technology: Defense Technology, LLC, a Delaware limited liability company.

Delayed Draw Closing Date: as defined in Section 6.1.

Delayed Draw Commitment: the obligation of such Lender to make any Delayed Draw US Loan hereunder, up to the principal amount shown on Schedule 1.1(a)

Delayed Draw US Loan: for any Lender, the delayed draw term loans made by such Lender under Section 2.1.

Delayed Draw Termination Date: November 17, 2021 or such earlier date specified by the Borrower Agent pursuant to written notice to the Agent at least two Business Days prior to the effective date thereunder.

Deposit Account: as defined in the UCC.

Deposit Account Control Agreements: the Deposit Account control agreements executed or to be executed by each institution maintaining a Deposit Account for a US Obligor or Canadian Obligor, in favor of Agent, as security for the Borrower Group Obligations of such Obligor.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt (other than the Revolving Debt, Debt repaid in connection with the Holdings IDA, each Canadian IDA and the UK IDA, and Debt of the type permitted by Section 10.2.1(t), repayments of which shall be governed by Section 10.2.8) to a holder of Equity Interests (other than advances or distributions to officers or employees otherwise permitted under this Agreement); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollar Equivalent: on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in currency other than Dollars, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Spot Rate to obtain the stated amount of the other currency.

Dollars or $: lawful money of the United States.

Domestic Subsidiary: a Subsidiary of Holdings that is incorporated under the laws of a state of the United States or the District of Columbia.

Dominion Account: a special account established by Borrowers of each Borrower Group at Bank of America, N.A. or its branches over which Agent has exclusive control for withdrawal purposes.

Dutch CV Holdco: TSG International Holdings C.V., a limited partnership (or commanditaire vennootschap) under the laws of the Netherlands.

Early Opt-in Election: the occurrence of: (a) (i) a determination by Agent or (ii) a notification by the Required Lenders to Agent (with a copy to Borrowers) that the Required Lenders have determined that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.6.2 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and (b) (i) the election by Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Borrowers and the Lenders or by the Required Lenders of written notice of such election to Agent and Borrowers.

EBITDA: determined on a consolidated basis for Obligors and Subsidiaries, net income, calculated before (a) interest expense, (b) provision for income and franchise taxes, (c) depreciation and amortization expense, (d) gains or losses arising from the sale of capital assets, (e) net gains arising from the write-up of assets, (f) any net extraordinary gains (after deducting any extraordinary losses), (g) non- cash compensation to officers, directors and employees paid in the form of Equity Interests to the extent permitted by Section 10.2.17, (h) non-cash facilities relocation costs, fees, expenses or charges relating to non-recurring plant shutdowns and discontinuance of operations and acquisition integration costs and fees, but only to the extent constituting Permitted Pro Forma Adjustments; (i) cash facilities relocation costs, fees, expenses or charges relating to non-recurring plant shutdowns and discontinuance of operations and acquisition integration costs and fees, but only to the extent constituting Permitted Pro Forma Adjustments; provided, however, that the amount added back pursuant to this clause (i) shall not in any period exceed 15% of EBITDA for any period, (j) any non-cash write-offs, write-downs or other non- cash charges of assets not constituting Term Loan Priority Collateral (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), (k) the effect on earnings of any write-ups or write-downs of Inventory following the closing of the Transactions or any Permitted Acquisition, in each case as a result of purchase accounting, in an aggregate amount not to exceed the Dollar Equivalent of $5,000,000 for any single Permitted Acquisition, (l) the amount of (i) any reserve or accrual for, or (ii) any payments on account of, any acquisition-related earn-outs, contingent consideration or deferred purchase price of any kind in connection with Permitted Acquisitions (provided that any such amounts payable in cash constitute Subordinated Debt and any such payments which are made in cash may only be added back if permitted pursuant to Section 10.2.8), in an amount not to exceed the Dollar Equivalent of $6,000,000 for any single Permitted Acquisition and in an amount not to exceed the Dollar Equivalent of $15,000,000 for all Permitted Acquisitions made during the term of this Agreement, (m) any costs or expenses incurred by Obligors and their Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Obligors or Net Cash Proceeds of the issuance of Equity Interests of the Obligors concurrently with, or within ten (10) days of, the incurrence of such costs or expenses, (n) any costs or expenses incurred by Obligors to the extent either (i) cash reimbursement is received therefore from another Person within the same period in which the cost or expense is incurred or (ii) the costs or expenses are indemnified by, or reimbursable from a third party (provided, however, that if such costs or expenses are not reimbursed within 60 days of the end of the applicable measurement period, then such costs and expenses shall not be added back), (o) costs and expenses incurred in connection with the Transactions, and (p) any non-cash losses or non-cash gains with respect to exchange rates or expenses or charges (or gains) relating to currency valuation of foreign denominated debt, in each of clauses (a) through (p), to the extent included in determining net income.

Eligible Assignee: a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Borrower Agent (which approval shall not be unreasonably withheld, conditioned or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment) and Agent (which approval shall not be unreasonably withheld, conditioned or delayed), which extends loans of this type in its ordinary course of business; and (c) if an Event of Default exists, any Person acceptable to Agent in its discretion.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in an Obligor’s Insolvency Proceeding or to credit bid Obligations, or otherwise).

Environmental Agreement: each agreement of Obligors with respect to any Real Estate subject to a Mortgage, pursuant to which Obligors agree to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws.

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA or similar foreign Governmental Authority) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company or unlimited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

ERP Operating Expenses: any non-capitalized costs and expenses relating to the implementation of the Obligors’ new enterprise resource planning system.

Event of Default: as defined in Section 11.

Excess Cash Flow: with respect to any Fiscal Year of the Obligors, an amount equal to (a) EBITDA for such period minus (b) Capital Expenditures for such periods to the extent permitted hereunder and not financed with Debt minus (c) any scheduled or other mandatory cash principal payment (other than mandatory payments made pursuant to Section 5.2.1(e)) made during such period on any Capital Lease obligation or other Debt (but only, if such Debt may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof) minus (d) interest expense (excluding any interest expense associated with intercompany indebtedness) for such period to the extent actually paid in cash minus (e) all Upstream Payments made in such period to the extent permitted hereunder minus (f) all Permitted Distributions made in such period minus (g) taxes paid in cash during such period to the extent permitted hereunder minus (h) cash payments made during such period constituting all or part of any earn-out payment in respect of a Permitted Acquisition minus (i) the cash portion of the consideration for Permitted Acquisitions paid in such Fiscal Year (or, with respect to any Permitted Acquisition of a Target with positive EBITDA as of the trailing twelve month period most recently ended, committed in writing to be paid and actually paid during the Fiscal Year immediately succeeding such Fiscal Year), in each case to the extent not financed with Indebtedness (other than Revolving Loans) or equity contributions minus (j) subject to Required Lenders’ reasonable approval, the amount of any litigation settlement payments made in cash during such period minus (k) the amount of Permitted Restructuring Charges during such period that are paid or accrued for such periods.

Excess Cash Flow Prepayment Date: as defined in Section 5.2.1(e).

Exchange Act: the Securities Exchange Act of 1934 and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Excluded Collateral: (a) [reserved], (b) any intent-to-use U.S. trademark application for which an amendment to allege use or statement of use has not been filed and accepted by the United States Patent and Trademark Office and that would otherwise be deemed invalidated, cancelled or abandoned due to the grant of a Lien thereon (provided that such intent-to-use application shall be considered Collateral immediately and automatically upon such filing and acceptance), (c) any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of any Obligor if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the grant of a Lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been obtained (provided, that, the foregoing exclusions of this clause (c) shall in no way be construed (i) to apply to the extent that any described prohibition is unenforceable under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, under the PPSA or other applicable law, (ii) to limit, impair or otherwise affect Agent’s continuing security interest in and Liens upon any rights or interests of any Obligor in or to (A) monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts) or (B) any proceeds from the sale, license, lease or other disposition of any such contract, lease, permit, license, charter or license agreement, or (iii) to apply to the extent that any consent or waiver has been obtained that would permit Agent’s Lien notwithstanding the prohibition; and provided, further that unless and until such time as any such consent is obtained, such Obligor shall hold its interest in such contract, lease, permit, license, charter or license agreement in trust for Agent unless the creation of such trust would constitute a breach of such contract, lease, permit, license, charter or license agreement), and (d) any Property located outside of the United States or Canada that is acquired or held by Horsepower, solely in its capacity as nominee or trustee (or any similar or comparable relationship) for Dutch CV Holdco or any New Foreign Holdco in Horsepower’s capacity as general or managing partner of Dutch CV Holdco or such other New Foreign Holdco pursuant to the Organic Documents of Dutch CV Holdco or such other New Foreign Holdco.

Excluded Swap Obligation: with respect to any Obligor, each Swap Obligation as to which, and only to the extent that, Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because such Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to Section 5.11 and any other keepwell, support or other agreement for the benefit of such Obligor, and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s).

Excluded Tax: with respect to a Recipient, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower Agent is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Recipient that has failed to comply with Section 5.10; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax; (e) taxes imposed on it pursuant to FATCA; and (f) taxes constituting Other Connection Taxes. In no event shall “Excluded Tax” include any withholding Tax imposed on amounts paid by or on behalf of a Foreign Obligor to a Recipient that has complied with Section 5.10.2.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Extraordinary Receipt: any cash received by or paid to or for the account of any Person not in the Ordinary Course of Business, including pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments; provided, however, that an Extraordinary Receipt shall not include (a) any proceeds of an Acquisition Policy to the extent such proceeds are not directly attributable to the loss of value (dollar for dollar) in any tangible assets that were contemplated to be transferred under the Permitted Acquisition relating to such Acquisition Policy and are used to pay for and remedy the underlying circumstances that resulted in any breach of a representation or warranty by such seller(s) in such Permitted Acquisition and/or remediate and correct matters relating thereto, (b) purchase price adjustments or (c) indemnity payments to the extent that payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that in no event shall the Federal Funds Rate be less than zero.

Fiscal Quarter: each period of three months, commencing on the first day of each of January, April, July or October of each Fiscal Year.

Fiscal Year: the fiscal year of Obligors and Subsidiaries for accounting and tax purposes, ending on December 31st of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Obligors and Subsidiaries for the applicable period, of (a) the sum of EBITDA for such period minus, without duplication, each of Capital Expenditures for such period (except those financed with Borrowed Money other than the Loans), cash income taxes paid during such period, cash franchise taxes paid during such period and Distributions made during such period, to (b) Fixed Charges.

Fixed Charges: the sum of cash interest paid and the amount of scheduled principal payments made on Borrowed Money.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: with respect to a Borrower Group consisting of US Obligors, a Lender to such Borrower Group that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Obligor: any Foreign Subsidiary, or all of them, as the context may require, that is liable for payment of any Canadian Obligations or that has granted a Lien in favor of Agent on its assets to secure any Canadian Obligations and that is not a Canadian Obligor.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or Canada; or (b) mandated by a government other than the United States or Canada (or any political subdivision thereof) for employees of any Obligor or Subsidiary.

Foreign Restructuring Transaction: any of the following transactions: (a) the formation of one or more New Foreign Holdcos by Holdings or its Subsidiaries; (b) Permitted Note Transfers; (c) the capital contribution by an Obligor or a Non-Obligor Subsidiary to a New Foreign Holdco of one or more Canadian Subsidiaries or Foreign Subsidiaries; or (d) the capital contribution by a New Foreign Holdco to another New Foreign Holdco of one or more Canadian Subsidiaries or Foreign Subsidiaries.

Foreign Subsidiary: any Subsidiary of Holdings that is not a Domestic Subsidiary.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees, premiums (including the Prepayment Premium) and other charges (including those accruing during an Insolvency Proceeding (whether or not allowed in the proceeding)); and (b) if such Obligations are inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

Funded Debt: Debt of the Borrowers and their Subsidiaries on a consolidated basis determined in accordance with GAAP.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

GH Armor: GH Armor Systems Inc., a Delaware corporation.

Global Sourcing: as defined in the preamble to this Agreement.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, provincial, territorial, municipal, local, foreign or other governmental department, agency, authority, body, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.11.3.

Guarantor Security Agreement: each security agreement executed by a Guarantor in favor of Agent, as the same may be amended, amended and restated, or modified from time to time.

Guarantors: each Person who guarantees payment or performance of any Obligations or any portion thereof.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Guggenheim: Guggenheim Credit Services, LLC.

Gun Control Laws: all present and future federal, state, provincial, municipal, local and foreign laws, rules, regulations, judgments, orders and ordinances, including the Gun Control Act, that in any manner regulate the production, sale, distribution or possession of any firearms, ammunition or related products manufactured, held for sale or sold by a Borrower or Guarantor.

Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

Holdings: as defined in the preamble to this Agreement.

Holdings IDA: the loan from Holdings to Safariland in the amount of $79,596,000 pursuant to an intercompany debt agreement dated as of September 20, 2013.

Horsepower: as defined in the preamble to this Agreement.

Increased Amount Date: as defined in Section 2.2.

Incremental Increase: as defined in Section 2.2.

Incremental Joinder Agreement: a joinder agreement, by and among the Borrowers, Agent and the New Term Loan Lenders, in the form of Exhibit F and otherwise in form and substance satisfactory to Agent.

Incremental Start Date: as defined in Section 2.2.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees and Lender Indemnitees.

Initial Obligors: Holdings, Safariland and Global Sourcing.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law, including, without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada); (b) the appointment of a Creditor Representative for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; or (d) the liquidation, dissolution or winding up of the affairs of such Person.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Agreement: that certain Intercreditor Agreement dated as of the Closing Date by and between Revolving Agent and Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith.

Interest Payment Date: (a) as to any LIBOR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date and (b) as to any Loan bearing interest at the Base Rate, the last Business Day of each month and the Maturity Date.

Interest Period: as defined in Section 3.1.1.

Inventory: as defined in the UCC (or, with respect to Inventory of a Canadian Obligor, as defined in the PPSA), including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).

Investment: an Acquisition; an acquisition of record or beneficial ownership of any Equity Interests of a Person; or an advance or capital contribution to or other investment in a Person.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor assigns or grants a security interest in its interests in patents, trademarks or other intellectual property to Agent, as security for the Obligations.

IRS: the United States Internal Revenue Service.

Kanders Parties: Warren B. Kanders, members of the family of Warren B. Kanders, and trusts established for Warren B. Kanders and/or members of his family.

Kanders SAF: Kanders SAF, LLC, a Delaware limited liability company.

Lawmen’s: Lawmen’s Distribution, LLC, a Delaware limited liability company.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, branches, agents and attorneys.

Lender Representative: as defined in Section 10.1.1.

Lenders: as defined in the preamble to this Agreement and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance, including any Lending Office of the foregoing.

Lending Office: as to any Lender, the office (including any domestic or foreign Affiliate or branch) designated as such by such Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Leverage Ratio: means, as of any date of determination, the ratio of (a) Funded Debt as of such date to (b) EBITDA for the period of the four Fiscal Quarters most recently ended.

LIBOR: for any interest period for a LIBOR Loan, the greater of (a) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (A) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate appearing on Bloomberg L.P.’s service for ICE LIBO USD (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date or (B) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Agent to be the offered rate on such other page or other service which displays ICE LIBO USD (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (A) one, minus (B) the Applicable Reserve Requirement, and (b) 1.00% per annum.

LIBOR Loan: a Loan that bears interest at a rate based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including any lien, security interest, security transfer, security assignment, pledge, hypothecation, secured claim, trust (statutory, deemed, constructive or otherwise), reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance satisfactory to Required Lenders, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent (or its designee) to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to Intellectual Property rights of a Licensor that impairs Agent’s right to dispose of the Collateral with the benefit of the Intellectual Property, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s rights to dispose of such Collateral.

Loans: the Canadian Loans and the US Loans made by the Lenders hereunder, including any Delayed Draw Loans made on any Delayed Draw Closing Date, made by any such Lender under Section 2.1 hereof to the Borrowers and any New Term Loans.

Loan Documents: this Agreement, Other Agreements, Security Documents and the Canadian Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of the Obligors, taken as a whole, on the value of the Collateral, taken as a whole, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral (it being understood that neither the creation or existence of a Permitted Lien shall constitute a Material Adverse Effect); (b) materially impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise materially impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon the Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents and the Revolving Debt Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (b) that relates to Subordinated Debt (other than Subordinated Debt referenced in clause (l) of the definition of EBITDA), or to Borrowed Money in an aggregate amount of the Dollar Equivalent of $2,500,000 or more.

Maturity Date: May 17, 2026.

Maximum Revolving Facility Amount: $50,000,000.

Med-Eng IDA: the loan from Safariland to Dutch CV Holdco in the original principal amount not to exceed $11,500,000 pursuant to an intercompany debt agreement dated on or about May 1, 2017.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: a mortgage, deed of trust or deed to secure debt in which an Obligor grants a Lien on its Real Estate to Agent, as security for the Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Mustang IDA: the loan from Safariland to Dutch CV Holdco in the original principal amount not to exceed $10,200,000 pursuant to an intercompany debt agreement dated on or about May 1, 2017.

Mustang Purchase Agreement: that certain Share Purchase Agreement, dated as of May 20, 2019, among Safariland, The Safariland Group Nederland B.V., a Netherlands limited liability company, and Mustang Purchaser.

Mustang Purchaser: Wing Inflatables, Inc., a Delaware corporation, and/or one or more Affiliates thereof.

Net Proceeds: with respect to an Asset Disposition, issuance of Debt, issuance of Equity Interests or Extraordinary Receipts, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

New Foreign Holdcos: one or more Non-Obligor Subsidiaries that are organized under the laws of the Netherlands (or such other jurisdiction of formation reasonably acceptable to the Required Lenders) and formed after the Closing Date.

New Term Loan: as defined in Section 2.2.

New Term Loan Commitments: as defined in Section 2.2.

New Term Loan Lender: as defined in Section 2.2.

Non-Obligor Subsidiaries: has the meaning given such term in Section 10.1.9(d).

Non-Term Loan Priority Collateral: Collateral that is not Term Loan Priority Collateral.

Note: any US Note or any Canadian Note.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, substantially in the form of Exhibit G attached hereto or otherwise in form satisfactory to Agent.

Obligation Currency: as defined in Section 14.21.

Obligations: all (a) principal of and premium on the Loans, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (c) the Prepayment Premium and (d) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, and with respect to each of (a), (b), (c), and (d), whether now existing or hereafter arising, whether evidenced by a note or other writing, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several (and including all interest, fees, premiums (including the Prepayment Premium) and expenses (including Extraordinary Expenses) that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding); provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: a US Obligor, a Canadian Obligor, a Foreign Obligor or any other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted a Lien in favor of Agent on its assets to secure payment of any of the Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Obligor or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each Lien Waiver, the Agent Fee Letter, each Note, the Intercreditor Agreement, Real Estate Related Documents, Compliance Certificate, Borrower Materials, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Participant: as defined in Section 13.2.

Patent Security Agreement: collectively, that certain Patent Security Agreement dated on or about the Closing Date between the applicable Obligors and Agent, as at any time amended, restated supplemented or otherwise modified and any other Patent Security Agreement executed and delivered after the Closing Date by any Obligor to Agent, as at any time amended, restated supplemented or otherwise modified.

PATRIOT Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years. For the avoidance of doubt, a Pension Plan does not include a Canadian Pension Plan or a Canadian Benefit Plan.

Permitted Acquisition: any Acquisition in the same or a similar line of business to that conducted by the Borrowers or in a line of business reasonably similar, ancillary, related or complementary thereto or a line of business that is a reasonable extension, development or expansion thereof (the “Target”) so long as: (a) Obligors provide Agent notice of the proposed Acquisition, copies of all material agreements and pro forma and historical financial statements and other available information and documents relating to the proposed Acquisition as Required Lenders may reasonably request, at least 7 days prior to the date of the consummation of the proposed Acquisition; (b) the following conditions are satisfied: (i) no Default or Event of Default has occurred or would result from such Acquisition, (ii) Average Availability for the 60 day period immediately preceding such Acquisition calculated on a pro forma basis assuming such Acquisition occurred on the first day of such period (including any Revolving Loans made under the Revolving Loan Agreement to finance such Acquisition) shall be greater than or equal to the greater of (A) 15% of the aggregate Commitments (as defined in the Revolving Loan Agreement) and (B) $6,500,000, (iii) (1) Availability, on the date of such Acquisition, immediately after giving effect to the consummation of such Acquisition (including any Revolving Loans made under the Revolving Loan Agreement to finance such Acquisition) shall be greater than or equal to the greater of (A) 15% of the aggregate Commitments (as defined in the Revolving Loan Agreement) and (B) $6,500,000, and (2) the Borrowers shall not utilize Revolving Loans to consummate such Acquisition if the Leverage Ratio, both immediately before and after giving effect to such Acquisition, is equal to or greater than the Subject Leverage Ratio as of such date, (iv) Obligors provide Agent evidence that after giving effect to the consummation of such Acquisition, Obligors, on a consolidated basis, shall maintain a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 on a pro forma basis, measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended, (v) after giving effect to the consummation of such Acquisition, the Leverage Ratio of the Obligors, on a consolidated basis, immediately after giving effect to such Acquisition, is less than or equal to the Subject Leverage Ratio as of such date; provided, that such financial covenant shall be measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended, (vi) no Obligor will be rendered not Solvent by such Acquisition; (c) such Acquisition does not involve a “hostile” takeover or tender offer and shall have been approved by the Target’s board of directors (or equivalent governing body); (d) a Senior Officer or vice president of finance or similar officer having primary responsibility for financial matters delivers to Agent a certificate certifying that the conditions set forth in clause (b) above are satisfied; (e) no Obligor shall, as a result of or in connection with any such Acquisition assume, or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that could reasonably be expected to have a Material Adverse Effect, (f) all material approvals from Governmental Authorities and other material approvals of third parties in connection with such Acquisition shall have been obtained and shall be in full force and effect, (g) in connection with an Acquisition of the Equity Interests in any Target, all Liens on Property of such Target or Debt of such Target shall be terminated unless permitted pursuant to the Loan Documents, and in connection with an Acquisition of the assets of any Target, all Liens on such assets shall be terminated or repaid, as applicable, unless permitted pursuant to the Loan Documents, (h) if the Target will become a Subsidiary of an Obligor in connection with such acquisition, Obligors and the Target shall cause the Target to take such actions as necessary to comply with the applicable provisions of Section 10.1.9, and (i) in connection with Acquisitions of Targets located outside of the United States, the aggregate consideration (including, without limitation, equity consideration, earn out obligations, deferred compensation, non-competition arrangements and the amount of Debt and other liabilities incurred or assumed by the Obligors and their Subsidiaries) paid by Obligors and their Subsidiaries for all such Acquisitions made during the term of this Agreement shall not exceed the Dollar Equivalent of $50,000,000.

Permitted Asset Disposition: an Asset Disposition that is (a) so long as all Net Proceeds are remitted to Agent (or, to the extent constituting ABL Priority Collateral (as defined in the Intercreditor Agreement) to Revolving Agent or as otherwise provided in the Intercreditor Agreement) during any Trigger Period, (i) a sale of Inventory in the Ordinary Course of Business; (ii) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (iii) termination of a lease of real or personal Property (other than with respect to that certain lease related to property located at Verde Alamar, Building #3 Tijuana, BC, Mexico) that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (iv) an assignment, license, sublicense, lease and sublease of Intellectual Property of Obligors and their Subsidiaries in the Ordinary Course of Business and, while an Event of Default exists, that is acceptable to Required Lenders; (v) sales of Inventory from an Obligor or a Subsidiary of an Obligor to a US Borrower or Canadian Obligor for fair value in the Ordinary Course of Business; (vi) the subcontracting or assignment of manufacturing or other production rights under customer contracts to an Obligor or Subsidiary for purposes relating to the manufacture, production or delivery of Inventory; or (vii) the transfer or assignment of customer or Obligor information, data, know how, tooling, materials or Inventory required in connection with performing the agreements set forth in clause (a)(vi) above; (b) so long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent (or, to the extent constituting ABL Priority Collateral (as defined in the Intercreditor Agreement) to Revolving Agent or as otherwise provided in the Intercreditor Agreement) during any Trigger Period, (i) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of the Dollar Equivalent of $2,000,000 or less; (ii) a lease or sublease of Real Estate not constituting Debt and not constituting a sale and leaseback transaction; (iii) dispositions not otherwise permitted by clause (a)(i)-(iv) and (b)(i)-(iii) of assets not constituting Term Loan Priority Collateral the fair market value of which does not exceed the Dollar Equivalent of $15,000,000 in the aggregate during any 12 month period; or (iv) approved in writing by Agent and Required Lenders; (c) a sale or transfer by a US Obligor of all or a portion of its assets to another US Obligor; (d) a sale or transfer by a Canadian Obligor of all or a portion of its assets to another Canadian Obligor; (e) a sale or transfer by a Non-Obligor Subsidiary of all or a portion of its assets to another Non-Obligor Subsidiary or an Obligor; (f) a sale or transfer by a Foreign Obligor of all or a portion of its assets to another Foreign Obligor, a Canadian Obligor or a US Obligor; or (g) the sale of Equipment by a US Obligor to a Canadian Obligor or by a Canadian Obligor to a US Obligor.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of the Dollar Equivalent of $7,500,000 or less at any time.

Permitted Distributions: (a) any Distribution made by a Non-Obligor Subsidiary to another Non-Obligor Subsidiary or an Obligor; (b) any Distribution made by a Foreign Obligor to another Obligor; (c) any Distribution made in cash by any Obligor if the following conditions are satisfied: (i) no Default or Event of Default has occurred or would result from such Distribution, (ii) Average Availability for the 60 day period immediately preceding such Distribution calculated on a pro forma basis assuming such Distribution occurred on the first day of such period (including any Revolving Loans made under the Revolving Loan Agreement to finance such Distribution) shall be greater than or equal to the greater of (A) 25% of the aggregate Commitments (as defined in the Revolving Loan Agreement) and (B) $11,500,000, (iii) Availability, on the date of such Distribution, immediately after giving effect to the consummation of such Distribution (including any Revolving Loans made under the Revolving Loan Agreement to finance such Distribution) shall be greater than or equal to the greater of (A) 25% of the aggregate Commitments (as defined in the Revolving Loan Agreement) and (B) $11,500,000, (iv) Borrowers provide Agent evidence that after giving effect to the consummation of such Distribution, Borrowers and their Subsidiaries on a consolidated basis shall maintain a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 on a pro forma basis, measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended, (v) after giving effect to the consummation of such Distribution, the Leverage Ratio of the Obligors, on a consolidated basis, is less than or equal to 3.75 to 1.00; provided, that such financial covenant shall be measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended, and (vi) each Obligor and each Guarantor shall be Solvent before and after giving effect to such Distribution; and (d) following December 31, 2020, Distributions on account of redemptions of Equity Interests of Holdings held by employees, officers, or directors of Holdings (or any spouses, ex-spouses, estates or Affiliates of any of the foregoing); provided, that the aggregate amount of such redemptions made by Holdings in respect of each Fiscal Year prior to the Maturity Date shall not exceed the greater of (i) $2,000,000 or (ii) 5% of EBITDA for the four Fiscal Quarter period most recently ended as of such date of determination in respect of which financial statements have been (or were required to be) delivered pursuant to Section 10.1.2(a) or (b), as applicable; provided, further, that Distributions under this clause (d) shall be subject to the satisfaction of the following conditions: (i) no Default or Event of Default has occurred or would result from such Distribution, (ii) Average Availability for the 60 day period immediately preceding such Distribution calculated on a pro forma basis assuming such Distribution occurred on the first day of such period (including any Revolving Loans made under the Revolving Loan Agreement to finance such Distribution) shall be greater than or equal to the greater of (A) 25% of the aggregate Commitments (as defined in the Revolving Loan Agreement) and (B) $11,500,000, (iii) Availability, on the date of such Distribution, immediately after giving effect to the consummation of such Distribution (including any Revolving Loans made under the Revolving Loan Agreement to finance such Distribution) shall be greater than or equal to the greater of (A) 25% of the aggregate Commitments (as defined in the Revolving Loan Agreement) and (B) $11,500,000, (iv) Borrowers provide Agent evidence that after giving effect to the consummation of such Distribution, Borrowers and their Subsidiaries on a consolidated basis shall maintain a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 on a pro forma basis, measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended, (v) after giving effect to the consummation of such Distribution, the Leverage Ratio of the Obligors, on a consolidated basis, is less than or equal to 5.00 to 1.00; provided, that such financial covenant shall be measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended, and (vi) each Obligor and each Guarantor shall be Solvent before and after giving effect to such Distribution.

Permitted Foreign Restructuring Transaction: any Foreign Restructuring Transaction so long as (a) no Default or Event of Default exists before, at all times during, and immediately after giving effect thereto, (b) at all times during and immediately after giving effect thereto, the Required Lenders are satisfied in their discretion that Agent, for the benefit of the Secured Parties, has a valid and perfected Lien, having the priority set forth in the Intercreditor Agreement, in the Collateral of each Canadian Obligor to secure the prompt payment and performance of all Canadian Obligations, (c) immediately after giving effect thereto, the Required Lenders are satisfied in their discretion that there has not been a material adverse change in the financial condition of any Canadian Obligor or Canadian Availability, (d) at all times during and immediately after giving effect thereto, the Required Lenders are satisfied in their discretion that each Canadian Obligor remains bound by the Loan Documents to the same extent such Canadian Obligor was bound by the Loan Documents before giving effect thereto, (e) in connection therewith, Obligors deliver to Agent such supplemental or updating schedules hereto as the Required Lenders shall reasonably request and (f) Agent has provided its prior written consent (not to be unreasonably withheld, conditioned or delayed).

Permitted Lien: as defined in Section 10.2.2.

Permitted Note Transfer: the transfer of Debt that is permitted pursuant to any of Section 10.2.1(t)(ii), Section 10.2.1(t)(iii) or Section 10.2.1(t)(iv) after the Closing Date either (a) to or between Non-Obligor Subsidiary or New Foreign Holdcos or (b) to an Obligor, so long as, concurrently with any such transfer, Obligors provide Agent with written notice of the identity of the new holder of such Debt.

Permitted Pro Forma Adjustments: as applied to any Person or business unit acquired or disposed of on or after the Closing Date, means any adjustment to the actual results of operations of such Person or business unit that is permitted to be recognized in pro forma financial statements prepared in accordance with Regulation S-X of the Securities Act of 1933 or that are otherwise approved by the Agent or Required Lenders to reflect verifiable and adequately documented severance payments and reductions in, among other items, officer and employee compensation, insurance expenses, interest expense, rental expense and other overhead expense, and other quantifiable expenses which are not anticipated to be incurred on an ongoing basis following consummation of such Acquisitions or dispositions. Notwithstanding the foregoing, for purposes of calculating compliance with the financial covenant set forth in Section 10.3, to the extent that during such period any Obligor shall have consummated a Permitted Acquisition, EBITDA shall be calculated with respect to any Person, business, property or asset acquired in a Permitted Acquisition as if such Acquisition had been consummated on the first day of the applicable period, based on historical results accounted for in accordance with GAAP.

Permitted Purchase Money Debt: Purchase Money Debt of Obligors and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed the Dollar Equivalent of $10,000,000 at any time.

Permitted Restructuring Charges: the costs, fees, expenses and charges described in clauses (h) and (i) of the definition of EBITDA contained herein.

Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate. For the avoidance of doubt, a Plan does not include a Canadian Pension Plan or a Canadian Benefit Plan.

Platform: as defined in Section 14.3.3.

Pledge Agreement: that certain Equity Interest Pledge Agreement by and among the applicable Obligors and Agent as amended, restated supplemented or otherwise modified.

Pledged ULC Shares the Investment Property which are shares in the capital stock of a ULC.

PPSA: the Personal Property Security Act (British Columbia) and the regulations thereunder; provided, however, if validity, perfection, effect of perfection and non-perfection and priority of Agent’s security interest in any Canadian Collateral are governed by the personal property security laws of any jurisdiction other than British Columbia, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, effect of perfection and non-perfection and priority and for the definitions related to such provisions, as from time to time in effect.

Prepayment Premium: an amount equal to the applicable percentage of the principal amount so prepaid in any Loan Year in accordance with the table set forth below:

Loan Year	Prepayment Premium
Year 1	2%
Year 2	1%
Year 3 and thereafter	None

For the avoidance of doubt, the Year 1 Loan Year commences on November 17, 2020.

Pro Rata: when used with reference to a Lender’s share on any date of the total Borrower Group Commitments to a Borrower Group, its interest in the Collateral of the members of such Borrower Group, its share of payments made by the members of such Borrower Group with respect to the Obligations of such Borrower Group, its share of Collateral proceeds of such Borrower Group, and its obligation to pay or reimburse Agent for Extraordinary Expenses owed by such Borrower Group or to indemnify any Indemnitees for Claims relating to such Borrower Group, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the Borrower Group Commitment of such Lender to such Borrower Group on such date by the aggregate amount of the Borrower Group Commitments of all Lenders to such Borrower Group on such date. If, on any date of determination, the Borrower Group Commitments of such Borrower Group have been terminated on or before such date, then the Borrower Group Commitments shall be deemed to be the Borrower Group Commitments immediately prior to such termination.

Proceeds of Crime Act: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, and the remedy of the creditor party relating to such dispute of the obligation could not result in forfeiture of any assets of the Obligor having an aggregate value greater than the Dollar Equivalent of $500,000; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC, the PPSA or the Civil Code of Quebec, or constituting a vendor’s hypothec under the Civil Code of Quebec.

Qualifying IPO: the issuance and sale by Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the United States Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) pursuant to which Net Proceeds of at least the Dollar Equivalent of $100,000,000 are received by or contributed to Holdings.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Required Lenders and received by Agent for review at least 15 days (or such fewer days as Agent shall agree) prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to Required Lenders, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Required Lenders may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Required Lenders; (d) a life-of- loan flood hazard determination and, if the Real Estate is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to Required Lenders; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Required Lenders, and in form and substance reasonably satisfactory to Required Lenders; (f) an environmental assessment, prepared by environmental engineers reasonably acceptable to Required Lenders, and accompanied by such reports, certificates, studies or data as Required Lenders may reasonably require, which shall all be in form and substance satisfactory to Required Lenders; and (g) an Environmental Agreement and such other documents, instruments or agreements as Required Lenders may reasonably require with respect to any environmental risks regarding the Real Estate.

Relevant Four Fiscal Quarter Period: as defined in Section 11.1.

Relevant Governmental Body: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Representation and Warranty Policy: that certain insurance policy issued by Scottsdale Insurance Company, Arch Specialty Insurance Company, and Steadfast Insurance Company in connection with the AV Transaction Agreement previously disclosed to Agent in connection with the insuring against a breach of a representation or warranty by any seller thereunder.

Request Notice: as defined in Section 2.2.1.

Required Borrower Group Lenders: at any date of determination thereof, Lenders having Borrower Group Commitments to a Borrower Group representing more than fifty percent (50%) of the aggregate Borrower Group Commitments to such Borrower Group at such time; provided, however, that if all Borrower Group Commitments to such Borrower Group have been terminated, the term “Required Borrower Group Lenders” shall mean Lenders to such Borrower Group holding Loans to the Borrowers of such Borrower Group representing more than fifty percent (50%) of the aggregate principal amount of Loans to the Borrowers of such Borrower Group outstanding at such time.

Required Lenders: means, at any time, Lenders holding in the aggregate more than 50% of the aggregate outstanding Loans and Commitments.

Restricted Investment: any Investment by an Obligor or Subsidiary, other than (a) (i)  Investments in Subsidiaries to the extent such Investment was existing on the Closing Date, and (ii) Investments in respect of a Permitted Foreign Restructuring Transaction; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Lender Representative; (c) loans and advances permitted under Section 10.2.7; (d) Permitted Acquisitions; (e) other Investments in an aggregate amount not to exceed the Dollar Equivalent of $5,000,000 at any time; (f) any Investment by a US Obligor in another US Obligor; (g) any Investment by a Canadian Obligor to another Canadian Obligor; (h) any Investment (other than a loan or advance, which is addressed in clause (c) of this definition) by a Non-Obligor Subsidiary in another Non-Obligor Subsidiary or an Obligor; (i) any Investment (other than a loan or advance, which is addressed in clause (c) of this definition) by a Foreign Obligor in another Obligor; (j) any Investment (other than a loan or advance, which is addressed in clause (c) of this definition) by a US Obligor in a Canadian Obligor or a Foreign Obligor or by a Canadian Obligor in a Foreign Obligor or a US Obligor (I) in an aggregate amount at any time outstanding not in excess of $5,000,000 so long as no Default or Event of Default exists at the time such Investment is made or would be caused thereby or (II) in any other amount so long as:

(A)              at the time such Investment is made, no Default or Event of Default exists,

(B)              at the time such Investment is made, Average Availability for the 60 day period immediately preceding such Investment calculated on a pro forma basis assuming such Investment was made on the first day of such period (including any Revolving Loans made under the Revolving Loan Agreement to finance such Investment) shall be greater than or equal to the greater of

(I)               15% of the aggregate Commitments (as defined in the Revolving Loan Agreement) and

(II)              $6,500,000,

(C)              at the time such Investment is made, Availability, on the date such Investment is made (including any Revolving Loans made under the Revolving Loan Agreement to finance such Investment), shall be greater than or equal to the greater of

(I)               15% of the aggregate Commitments (as defined in the Revolving Loan Agreement) and

(II)              $6,500,000,

(D)              at the time such Investment is made, Obligors provide Lender Representative evidence that after giving effect to such Investment, Obligors are in compliance with the financial covenant set forth in Section 10.3 on a pro forma basis; provided, that such financial covenant shall be measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period ten ended, and

(E)               each Obligor shall be Solvent both before and after giving effect to such Investment and a Senior Officer or vice president of finance or similar officer having primary responsibility for financial matters of Borrower Agent shall certify to Lenders, not less than five Business Days prior to the date such Investment is made, that all such conditions have been satisfied; or

(k) the investment by Safariland in the Equity Interests of Vievu Purchaser pursuant to the Vievu Purchase Agreement.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt, other than a Capital Lease, synthetic lease or similar financial instrument limited to restrictions relating to Equipment secured thereunder and proceeds and Intellectual Property related to such Equipment.

Revolving Agent: Bank of America, N.A., as agent under the Revolving Loan Agreement, together with its successors and assigns in such capacity in accordance with the Intercreditor Agreement.

Revolving Debt: the Revolving Debt Obligations exclusive of any portion of principal which exceeds the Revolving Loan Maximum Amount (as defined in the Intercreditor Agreement) and any interest, charges, fees, premiums, indemnities and expenses on account of such excess portion.

Revolving Debt Documents: the Revolving Loan Agreement, together with all documents, agreements, instruments, certificates, schedules, exhibits, annexes and riders executed in connection therewith, as amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

Revolving Debt Obligations: “Obligations” as defined in the Revolving Loan Agreement.

Revolving Lenders: the “Lenders” as defined in the Revolving Loan Agreement.

Revolving Loan: a “Revolver Loan” as defined in the Revolving Loan Agreement.

Revolving Loan Agreement: that certain Second Amended and Restated Loan and Security Agreement dated as of November 18, 2016, by and among the Revolving Agent, as agent for the Revolving Lenders, the Revolving Lenders, the US Borrowers and US Guarantors, as “U.S. Borrowers,” the Canadian Borrowers, as “Canadian Borrowers”, and the Canadian Guarantor, as “Canadian Guarantor”, as amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

Safariland: as defined in the preamble to this Agreement.

Safariland Distribution: Safariland Distribution, LLC, a Delaware limited liability company.

Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), the Government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other sanctions authority.

Secured Parties: (i) with respect to Liens granted by US Borrowers or any other US Obligor to Agent, each of the Agent and all Lenders making extensions of credit to or for the account of US Borrowers and each of the Agent and the Lenders making extensions of credit to or for the account of Canadian Borrowers; and (ii) with respect to the Liens granted by Canadian Borrowers or any other Canadian Obligor to Agent, each of the Agent and all Lenders making extensions of credit to or for the account of or guaranteed by Canadian Obligors or Foreign Obligors.

Securities Act: the Securities Act of 1933 and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Security Documents: this Agreement, the Guaranties, Guarantor Security Agreements, the Pledge Agreement, Mortgages, Copyright Security Agreement, Patent Security Agreement, Trademark Security Agreement, the Canadian Security Agreement, the Canadian IP Security Agreement, Deposit Account Control Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Sencan UK: Sencan Limited, a company formed under the laws of England and Wales.

Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer of a Borrower or, if the context requires, an Obligor.

Series: as defined in Section 2.2.

SOFR: with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

Solvent: (a) as to any Person (other than, with respect to clause (v) only, any Canadian Obligor), such Person (i) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (ii) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (iii) is able to pay all of its debts as they mature; (iv) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (v) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (vi) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates and (b) with respect to any Canadian Obligor, such person is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada). “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase (including, in the case of a sale as a going concern, a reasonable estimation of goodwill that (i) would be supported by an independent nationally-recognized valuation firm that values intangibles or (ii) is acceptable to Agent or Required Lenders).

Specified Equity Contribution: as defined in Section 11.1(p).

Specified Holding Companies: as defined on Schedule A.

Specified Prepayment Event: (i) the Borrowers have requested in writing that Guggenheim and its Affiliates and Approved Funds provide incremental financing (including by way of an Incremental Increase) to the Borrowers for the purpose of financing any Permitted Acquisition or any other permitted Investment (including, without limitation, the acquisition of one or more of the Specified Holding Companies (to the extent permitted hereby)) at a time when (x) no Default or Event of Default has occurred and is continuing and (y) on a pro forma basis, the Leverage Ratio as of the end of the most recent Fiscal Quarter is the Subject Leverage Ratio or less as of such date, (ii) (A)Guggenheim has declined in writing such request or (B) neither Guggenheim, its Affiliates nor its Approved Funds have accepted such funding request in writing within twenty five (25) days after Guggenheim’s receipt of notice thereof in accordance with Section 14.3 and (iii) the Borrowers have consummated such acquisition with the proceeds of Indebtedness other than Indebtedness exclusively permitted pursuant to Section 10.2.1.

Spot Rate: on any date, the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

Subject Leverage Ratio: as of any date of determination, (a) if such date occurs prior to the two (2) year anniversary of the Closing Date, 5.00 to 1.00, calculated both before and after giving effect of the incurrence of any Indebtedness and the consummation of any Investment, disposition or fundamental change on such date on a pro forma basis (without any netting of the cash proceeds of such Indebtedness) and (y) if such date occurs on or after the two (2) year anniversary of the Closing Date, 4.50 to 1.00, calculated both before and after giving effect of the incurrence of any Indebtedness and the consummation of any Investment, disposition or fundamental change on such date on a pro forma basis (without any netting of the cash proceeds of such Indebtedness).

Subordinated Debt: Debt incurred by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Required Lenders.

Subsidiary: any entity more than 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which Borrower directly or indirectly owns more than 50% of the voting securities or Equity Interests).

Supplemental ICP Loan: a loan made by Med-Eng to ICP NewTech LTD, a company incorporated and registered in Ireland, in an aggregate principal amount not exceeding $300,000.

Survival Holdings: as defined in the preamble to this Agreement.

Swap Obligations: with respect to any Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Target A Group: TWP (Newco) 107 Limited, a private limited company under the laws of England and Wales with company number 07664085, (b) Aegis Engineering Limited, a private limited company under the laws of England and Wales with company number 07418287, (c) LBA International Limited, a private limited company under the laws of England and Wales with company number 04171559, and (d) Tetranike Limited, a private limited company under the laws of England and Wales with company number 09059071.

Target A Purchaser: TSG UK Investment Holdings, a private limited company under the laws of England and Wales with company number 10477055, a wholly owned Subsidiary of Safariland.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan Priority Collateral: as defined in the Intercreditor Agreement.

Term SOFR: the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

Termination Event: (a) the whole or partial withdrawal of any Canadian Obligor from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination thereof; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have an administrator or trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up, or the appointment of a trustee to administer, any Canadian Pension Plan.

Trademark Security Agreement: collectively, that certain Trademark Security Agreement dated on or about the Closing Date between the applicable Obligors and Agent, as at any time amended, restated supplemented or otherwise modified and any other Trademark Security Agreement executed and delivered after the Closing Date by any Obligor to Agent, as at any time amended, restated supplemented or otherwise modified.

Transactions: collectively, the transactions contemplated in connection with the consummation of the initial Loans made under this Agreement on the Closing Date and the consummation of the transactions contemplated by the Revolving Debt Documents.

Trigger Period: as defined in the Revolving Loan Agreement as in effect on the date hereof.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

UK IDA: the loan from Safariland to Dutch CV Holdco in the original principal amount not to exceed $19,000,000 pursuant to an intercompany debt agreement dated on or about May 1, 2017.

ULC: any unlimited company, unlimited liability company or unlimited liability corporation or any similar entity existing under the laws of any province or territory of Canada and any successor to any such entity.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year or in the case of a Canadian Pension Plan means a going concern unfunded liability, a solvency deficiency or a wind up deficiency.

United Uniform: United Uniform Distribution, LLC, a Delaware limited liability company.

Upstream Payment: a Distribution by a Subsidiary of an Obligor to such Obligor.

US Borrowers: as defined in the preamble to this Agreement.

US Collateral: all of each US Obligor’s right, title and interest in Property of such US Obligor as more fully described in the Security Documents that now or hereafter secure the payment or performance of any of the US Direct Obligations and Canadian Obligations.

US Commitment: the obligation of such Lender to make any US Loan, including any Delayed Draw US Loans, hereunder, up to the principal amount shown on Schedule 1.1(a), as the same may be increased pursuant to Section 2.2. “US Commitments” means the aggregate amount of such commitments of all Lenders.

US Direct Obligations: on any date, the portion of the Obligations that are owing by US Borrowers or any other US Obligor; provided, however that the term “US Direct Obligations” shall not include Canadian Obligations guaranteed by US Obligors.

US Guarantor: a Domestic Subsidiary that provides a Guaranty of the Obligations. As of the Closing Date, the US Guarantors are Lawmen’s, Safariland Distribution, United Uniform, GH Armor and Defense Technology.

US Joinder Agreement: a joinder agreement in the form of Exhibit E-1.

US Loans: for any Lender, the loans, including any Delayed Draw US Loans made on any Delayed Draw Closing Date, made by such Lender under Section 2.1 hereof to the US Borrowers.

US Note: as defined in Section 2.1.2.

US Obligations: on any date, the aggregate of the Obligations outstanding that are owing by a US Borrower or any other US Obligors; provided, however, that the term “US Obligations” shall not include Canadian Obligations guaranteed by US Obligors.

US Obligor: any of a US Borrower, a US Guarantor, or all of them, as the context may require.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Vievu Purchase Agreement: that certain Membership Interest Purchase agreement dated on or about May 3, 2018, among Safariland, Vievu and Vievu Purchase.

Vievu Purchaser: Axon Enterprise, Inc., a Delaware corporation.

1.2.         Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP (or international financial accounting standards acceptable to Agent) applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP (or international financial accounting standards acceptable to Agent) if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3.         Uniform Commercial Code; PPSA; Quebec Law Provisions; Certain Matters of Construction.

1.3.1.        All terms used herein and defined in the UCC as adopted in the State of New York from time to time shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. In addition, without limiting the foregoing, the terms “accounts”, “chattel paper”, “goods”, “instruments”, “intangibles”, “proceeds”, “securities”, “investment property”, “document of title”, “inventory” and “equipment”, as and when used in the description of Collateral located in Canada shall have the meanings given to such terms in the PPSA in effect in the Province of Ontario. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the UCC or PPSA, as applicable, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.3.2.        For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “easement” shall be deemed to include “servitude”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, and (r) “fee simple title” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

1.3.3.        The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Required Lenders or any Lender mean the sole and absolute discretion of such Person or Persons, in each instance, unless expressly provided otherwise. All calculations of Value, fundings of Loans and payments of Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and unless the context otherwise requires, all determinations (including calculations of financial covenant) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. A reference to Borrowers’ “knowledge” or similar concept means actual knowledge of a Senior Officer.

1.4.         Currency Calculations; Divisions.

1.4.1.        Calculations. Unless expressly provided otherwise, all references in the Loan Documents to Loans, Obligations, Commitments and other amounts shall be denominated in Dollars. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value to Agent in the currency invoiced by the Obligors or shown in the Obligors’ financial records, and unless expressly provided otherwise, herein shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, the Obligors shall repay such Obligation in such other currency.

1.4.2.        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 2.         CREDIT FACILITIES

2.1.         The Loans.

2.1.1.         Initial Loans and Delayed Draw Term Loans.

(a)                Subject to the terms and conditions of this Agreement, each Lender severally (and not jointly or jointly and severally) agrees to make, on the Closing Date, a term Loan to the Borrowers in an amount equal to such initial term loan Commitment set forth on Schedule 1.1(a).

(b)                Subject to the terms and conditions of this Agreement, each Lender with a Delayed Draw Commitment agrees (severally, not jointly or jointly and severally), until the Delayed Draw Termination Date, to make Delayed Draw Loans to US Borrowers in an aggregate amount not exceeding such Lender’s Delayed Draw Commitment set forth on Schedule 1.1(a); provided, that after giving effect to the making of any such Delayed Draw Loan, in no event shall the aggregate original principal amount of the Delayed Draw US Loans made hereunder exceed $30,000,000. The Delayed Draw Commitment of each Lender shall be automatically reduced by the amount of each Delayed Draw US Loan made such Lender and shall automatically terminate on the Delayed Draw Termination Date. The making of any Delayed Draw US Loan shall be subject to the conditions set forth in Section 6, in addition to any other terms and conditions set forth herein. The Delayed Draw US Loans shall be made in and repayable in Dollars.

(c)                 Once repaid, whether such repayment is voluntary or required, the Loans may not be reborrowed.

(d)               For the avoidance of doubt, any financing the Lenders agree in their discretion to provide to Borrowers pursuant to Section 2.2 in order to finance the acquisition by the Borrowers of the Specified Holding Companies, in whole or in part. shall not reduce the amount of the Delayed Draw Commitments unless Borrowers and Lenders otherwise agree in writing.

2.1.2.         Notes. This Agreement evidences the obligation of the US Borrowers to repay the US Loans and is being executed as a “noteless” credit agreement. The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. However, the US Loans shall, at the request of the applicable Lender, be evidenced by one or more secured promissory notes substantially in the form attached hereto as Exhibit D-1 (each a “US Note”), and the Canadian Loans shall, at the request of the applicable Lender, be evidenced by one or more secured promissory notes substantially in the form attached hereto as Exhibit D-2 (each a “Canadian Note”). Thereafter, the Loans evidenced by such Notes and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.1.3.        Use of Proceeds. The proceeds of the Loans shall be used by the Borrowers solely (a) to pay fees and transaction expenses associated with the closing of this Agreement and (b) for lawful corporate purposes of the Borrowers and their Subsidiaries, including working capital and capital expenditures and other general corporate purposes (including Investments permitted hereunder); provided that, notwithstanding the foregoing, the proceeds of the Delayed Draw Loans shall be used solely to pay consideration for Permitted Acquisitions and transaction expenses associated therewith. Borrowers shall not, directly or indirectly, use any Loan proceeds, nor use, lend, contribute or otherwise make available any Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person (including a Canadian Designated Person), or in any Designated Jurisdiction, that, at the time of funding of the Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in any transaction); or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010, Corruption of Foreign Public Officials Act (Canada) or Canadian Economic Sanctions and Export Control Laws, or similar law in any jurisdiction.

2.2.         Increase of Commitments.

2.2.1.        After the earlier to occur of (a) the Delayed Draw Commitments have been funded in full and (b) the Delayed Draw Termination Date (such earlier date, the “Incremental Start Date”), but prior to the Maturity Date, US Borrowers may by written notice to Agent (a “Request Notice”) request the establishment of one or more new term loan commitments that are US Commitments under this Agreement (the “New Term Loan Commitments” and the term loans made thereunder, the “New Term Loans”) in an aggregate principal amount not to exceed for all such New Term Loan Commitments $40,000,000 plus mandatory prepayments of the Loans made after the Closing Date in connection with asset sales under Section 5.2.1(c) plus the unused portion of the Delayed Draw Commitments after the Delayed Draw Termination Date (not to exceed $20,000,000) (each, an “Incremental Increase”). Notwithstanding the foregoing, an Incremental Increase used solely to finance the acquisition of one or more Specified Holding Companies may be provided to Borrowers prior to the Incremental Start Date and regardless of whether there are unused and available Delayed Draw Commitments at such time.

2.2.2.         Guggenheim may, on or before the date that is twenty five (25) days after the Request Notice, elect by written notice to Borrowers to (a) provide such New Term Loan Commitments or (b) decline to provide such New Term Loan Commitments. If Guggenheim declines in writing to provide such New Term Loan Commitments, US Borrowers may, by ten (10) Business Days’ written notice to Agent, elect to request New Term Loan Commitments from additional lenders who are Eligible Assignees; provided that in such case, the incurrence of the New Term Loan Commitments by Borrowers shall be subject to the approval of Guggenheim in its sole discretion.

2.2.3.        The incurrence by Borrowers of New Term Loan Commitments shall be subject to each of the following requirements: (a) no Default or Event of Default shall exist on the date of the effectiveness of the New Term Loan Commitments (the “Increased Amount Date”) both before or after giving effect to such New Term Loan Commitments; (b) both before and after giving effect to the making of any Series of New Term Loans, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of such Increased Amount Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality in the text thereof; (c) the New Term Loan Commitments shall be effected pursuant to one or more Incremental Joinder Agreements executed and delivered by the Borrowers, each Lender (or other Person that is an Eligible Assignee) providing a New Term Loan Commitment (each a “New Term Loan Lender”) and Agent, and each New Term Loan Lender shall be subject to the requirements set forth in Section 5.10; (d) any such New Term Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof; (e) since the Closing Date, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; (f) any collateral securing a New Term Loan Commitment shall also secure all other Obligations on a pari passu basis and the New Term Loan Commitment may not be secured by any assets other than the Collateral; (g) the Leverage Ratio shall not exceed the Subject Leverage Ratio as of the Increased Amount Date; (h) the Borrowers shall deliver or cause to be delivered any legal opinions, appropriate corporate authorization on the part of the Obligors (including good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of each Obligor’s jurisdiction of incorporation or formation) or other documents reasonably requested by Agent in connection with any such transaction; (i) proceeds of the New Term Loan shall be used solely to consummate Permitted Acquisitions; and (j) the Borrowers shall deliver a certificate of the Borrowers signed by a duly authorized officer, in form and substance reasonably acceptable to Agent, certifying and demonstrating (as applicable) that each of the conditions of this Section 2.2 has been satisfied.

2.2.4.        Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement. On the Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions: (i) each New Term Loan Lender of any Series shall make to US Borrowers the New Term Loan in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto; provided (1) any Series will have a final maturity date no earlier than the Maturity Date; (2) the weighted average life to maturity applicable to each Series shall not be shorter than the weighted average life to maturity of the then-existing Loans; (3) the interest rate applicable to any Series will be determined by the Borrowers and the lenders providing such Series and such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to the Loans unless the interest rate margin with respect to the Loans is adjusted to be equal to the interest rate with respect to the relevant Series, minus 0.50%; provided that in determining the applicable interest rate: (w) original issue discount or upfront fees paid by the Borrowers in connection with such Series (based on a 4-year average life to maturity) shall be included, (x) any amendments to the Applicable Rate on the Loans that became effective subsequent to the Closing Date but prior to the time of the addition of such Series shall be included, (y) arrangement, commitment, structuring, underwriting, placement, advisory, success, consent, ticking and any amendment fees and/or any other fees paid or payable to Guggenheim (or its Affiliates or Approved Funds) or to one or more arrangers (or their Affiliates or Approved Funds) in their capacities as such in connection with such Series shall be excluded and (z) any increase in interest rate to the Loans required due to the application of a “LIBOR” interest rate floor on such Series shall be effected solely through an increase in (or implementation of, as applicable) any “LIBOR” interest rate floor applicable to the Loans and (4) (x) any Series shall share ratably in any prepayments of the Loans unless the Borrowers and the lenders in respect of such Series elect lesser payments and (y) except as otherwise provided in this Section 2.2, the terms of any Series shall be on terms consistent with the then-existing Loans with other terms not consistent with the then-existing Loans solely to the extent (A) the Lenders under the then- existing Loans also receive the benefit of such more restrictive terms or (B) such provisions apply after the Maturity Date. The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be as set forth herein or in the Incremental Joinder Agreement.

2.2.5.        Subject to diligence, with results satisfactory to Guggenheim, Guggenheim will work with Borrowers in good faith to attempt to provide financing for Borrowers’ acquisition of the Specified Holding Companies.

Section 3.         INTEREST, FEES AND CHARGES

3.1.         Interest.

3.1.1.         Rates and Payment of Interest.

(a)                Subject to Section 3.1.1.(c), the Loans shall bear interest on the outstanding principal amount thereof at the Applicable Rate.

(b)                Interest on the Loans shall be payable in Dollars.

(c)                During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default, Borrower Group Obligations of each Borrower Group shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(d)                Interest accrued on the Loans shall be due and payable in arrears, (i) on each Interest Payment Date applicable thereto; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrowers. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

(e)                Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into a LIBOR Loan with an interest period of 30 days.

(f)                 In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, or 90 days; provided, however, that:

i.                The Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan and shall expire on the numerically corresponding day in the calendar month at its end;

ii.               if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

iii.              no Interest Period shall extend beyond the Maturity Date.

3.2.         Fees. Borrowers agree to pay the fees and expenses of the Agent as set forth in that certain fee letter between the Borrowers and the Agent dated as of the date hereof (the “Agent Fee Letter”).

3.3.         Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate. For the purposes of the Interest Act (Canada), (i) whenever any interest under this Agreement or any other Loan Document is calculated using a rate based on a year of 360 days or any other period of time that is less than a calendar year, the rate is determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends and (z) divided by 360 or such other period of time, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

3.4.         Reimbursement Obligations. Borrowers within each Borrower Group shall reimburse Agent for all Extraordinary Expenses incurred by Agent in reference to such Borrower Group or its related Borrower Group Obligations or Collateral. Such Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral of such Borrower Group, Loan Documents and transactions contemplated thereby in reference to such Borrower Group or its related Borrower Group Obligations or Collateral, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral of such Borrower Group, to maintain any insurance required hereunder or to verify Collateral of such Borrower Group; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor within such Borrower Group or Collateral securing the Borrower Group Obligations of such Borrower Group, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers within each Borrower Group by Agent’s professionals at their hourly rates actually billed and may not represent any reduced or alternative fee billing arrangements that Agent, any Applicable Lender or any of their Affiliates may have with such professionals. Borrowers acknowledge that counsel may provide Agent with a benefit, such as a discount, credit or other accommodation, based on counsel’s overall relationship with Agent, including fees paid hereunder. All amounts payable by Borrowers under this Section shall be due on demand.

3.5.         Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase, accept, discount or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to a Loan bearing interest at the Base Rate either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6.         Inability to Determine Rates; Benchmark Transition Event, Etc.

3.6.1.        Inability to Determine Rates. Subject to Section 3.6.2 below with respect to Benchmark Transition Events and Early Opt-in Elections, if Agent shall determine that on any date for determining LIBOR adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans. Upon receipt of such notice, any outstanding affected LIBOR Loans shall be automatically converted into Loans bearing interest at the Base Rate on the last day of the Interest Period currently then in effect.

3.6.2.        Effect of Benchmark Transition Event.

(a)                Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and Borrowers may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Borrowers so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 3.6.2 will occur prior to the applicable Benchmark Transition Start Date.

(b)                Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)                Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrowers and the Lenders of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes and (4) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 3.6.2 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.6.2.

(d)                Benchmark Unavailability Period. Upon Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, Borrowers may revoke any request for a LIBOR Loan of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon LIBOR will not be used in any determination of the Base Rate.

3.6.3.        Match Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at LIBOR.

3.7.         Increased Costs; Capital Adequacy.

3.7.1.        Change in Law. If any Change in Law shall:

(a)                impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR);

(b)                subject any Recipient to any Tax with respect to any Loan or Loan Document, or change the basis of taxation of payments to such Recipient in respect thereof (except for Indemnified Taxes, Connection Income Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(c)                impose on any Lender or interbank market any other condition, cost or expense affecting any Loan or Loan Document;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

3.7.2.        Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s Loans to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3.        Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.7 shall not constitute a waiver of its right to demand such compensation, but Borrowers of a Borrower Group shall not be required to compensate a Lender for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.7.4.        LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers of the applicable Borrower Group shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to such Loan by such Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the applicable Loan; provided, however, that if such Lender notifies Borrower Agent (with a copy to Agent) of the additional interest less than 10 Business Days prior to the interest payment date, then such interest shall be payable 10 Business Days after Borrower Agent’s receipt of the notice.

3.8.         Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers of any Borrower Group are required to pay Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers of each Borrower Group shall pay all reasonable costs and expenses incurred by any Lender who has issued a Commitment to such Borrower Group in connection with any such designation or assignment.

3.9.         Funding Losses. If for any reason (other than default by a Lender) (a) any conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all resulting losses and expenses, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in any interbank or offshore Dollar market to fund any LIBOR Loan but this Section shall apply as if each Lender had purchased such deposits.

3.10.       Maximum Interest.

(a)                Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Applicable Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the applicable Borrower Group Obligations or, if it exceeds such unpaid principal, refunded to Borrowers of the Borrower Group that funded such interest payment. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(b)                Without limiting the generality of the foregoing provisions, if any provision of any of the Loan Documents would obligate Canadian Obligors to make any payment of interest with respect to the Canadian Obligations in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in the receipt of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the applicable recipient which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Obligors shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Obligor. Any amount or rate of interest with respect to the Canadian Obligations referred to in this Section 3.10(b) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Loans to a Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the date of Full Payment of the Canadian Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

Section 4.         LOAN ADMINISTRATION

4.1.         Manner of Borrowing. Subject to satisfaction of the applicable conditions set forth in Section 6, Lenders shall make the Loans available to Borrowers by wire transfer of immediately available funds in accordance with instructions provided to (and reasonably acceptable to Agent) Agent by Borrowers. Any notice of borrowing for a Delayed Draw US Loan shall be provided at least five (5) Business Days prior to the date of proposed borrowing (which must be a Business Day) and each Delayed Draw US Loan shall be in an amount of not less than $5,000,000 (or, if the Delayed Draw Commitments are less than $5,000,000 at such time, the remaining amount of Delayed Draw Commitments).

4.2.         [Reserved].

4.3.         [Reserved].

4.4.         Borrower Agent. Each Borrower hereby designates Holdings (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it. Borrowers may, at any time, select a Borrower other than Holdings to be Borrower Agent by sending Agent written notice of their intent to designate a Borrower other than Holdings as Borrower Agent which selection shall be effective upon Agent’s confirmation of its receipt of such notice.

4.5.         One Obligation. The Loans and other Borrower Group Obligations owing by each Borrower Group shall constitute one general obligation of Borrowers within such Borrower Group and (unless otherwise expressly provided in any Loan Document) and shall be secured by Agent’s Lien on all Collateral of each member of such Borrower Group and all Collateral of each member of each other Borrower Group; provided, however, that each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower to such Lender.

4.6.         Effect of Termination. On the Maturity Date, the Obligations shall be immediately due and payable. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it and Required Lenders, protecting Agent and Lenders from the dishonor or return of any Payment Items previously applied to the Obligations. Sections 3.4, 3.6, 3.7, 5.5, 5.9, 5.10, 12, 14.2, this Section 4.6, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

Section 5.         PAYMENTS

5.1.         General Payment Provisions. All payments of Borrower Group Obligations shall be made, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 1:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. All payments with respect to any Obligations shall be made in Dollars. Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply a Borrower Group’s payments and proceeds of Collateral for such Borrower Group’s Obligations against such Borrower Group’s Obligations, in such manner as Agent deems advisable (as directed by the Lenders), but whenever possible, any prepayment of Loans shall be applied first to Loans bearing interest at the Base Rate and then to LIBOR Loans.

5.2.         Repayment of Obligations.

5.2.1.        Mandatory Repayments.

(a)                Maturity Date. All Obligations of the Obligors shall be immediately due and payable in full on the Maturity Date, unless payment of such Obligations is sooner required hereunder.

(b)                Amortization of Loans. The applicable Borrowers shall repay the outstanding principal amount of the Loans in installments on the dates and in the amounts set forth in the table below, unless accelerated sooner pursuant to Section 11.2:

Payment Dates	Principal Amortization Payment (US Loans)	Principal Amortization Payment (Canadian Loans)
December 31, 2020	$537,500	$25,000
March 31, 2021	$537,500	$25,000
June 30, 2021	$537,500	$25,000
September 30, 2021	$537,500	$25,000
December 31, 2021	$537,500	$25,000
March 31, 2021	$537,500	$25,000
June 30, 2022	$537,500	$25,000
September 30, 2022	$537,500	$25,000
December 31, 2022	$537,500	$25,000
March 31, 2023	$537,500	$25,000
June 30, 2023	$537,500	$25,000
September 30, 2023	$537,500	$25,000
December 31, 2023	$537,500	$25,000
March 31, 2024	$537,500	$25,000
June 30, 2024	$537,500	$25,000
September 30, 2024	$537,500	$25,000
December 31, 2024	$537,500	$25,000
March 31, 2025	$537,500	$25,000
June 30, 2025	$537,500	$25,000
September 30, 2025	$537,500	$25,000
December 31, 2025	$537,500	$25,000
March 31, 2026	$537,500	$25,000

; provided, once any Delayed Draw US Loan has been made pursuant to the terms hereunder, in addition to the amounts set forth above, the Borrower shall pay, on each of the dates set forth above following the funding of such Delayed Draw US Loan, an additional amount equal to 0.25% of the original principal amount of such Delayed Draw US Loans.

(c)                Asset Dispositions. Subject to the terms of the Intercreditor Agreement, any Asset Disposition (other than sales of Inventory in the Ordinary Course of Business or the sale or liquidation of Cash Equivalents in a manner not prohibited by this Agreement) by any Obligor resulting in Net Proceeds received, then 100% of such Net Proceeds shall be applied to the Loans (without Prepayment Premium other than in connection with an Asset Disposition of all or substantially all of the assets of the Obligors); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, such Net Proceeds shall not be required to be so applied to the extent the Borrowers deliver to the Agent a certificate stating that the Obligor intend to use such Net Proceeds to acquire capital assets useful to the business of the Obligors within 18 months of the receipt of such Net Proceeds, it being expressly agreed that Net Proceeds not so reinvested shall be applied to prepay the Loans immediately after such 18 month period (such prepayment to be applied in accordance with Section 5.2.1(h) below); provided, further, that no mandatory prepayment shall be required under this Section 5.2.1(c) in respect of up to $6,700,000 of the Net Proceeds of the Asset Disposition of the capital stock of Vievu Purchaser received as partial consideration under the Vievu Purchase Agreement so long as such Net Proceeds are utilized to repay the Revolving Debt promptly upon receipt thereof by the Obligors and their Subsidiaries to the extent that any Revolving Debt is outstanding.

(d)                Issuances of Debt or Equity Interests. Subject to the terms of the Intercreditor Agreement, in the event of any issuance or other incurrence of Debt (other than Debt permitted by Section 10.2.1) or Equity Interests issued by any Obligor to a third party or any Equity Interests in respect of a Specified Equity Contribution, Borrowers shall, no later than one (1) Business Day after the receipt by such Obligor of (i) the cash proceeds from any such issuance or incurrence of Debt and (ii) the Net Proceeds of any issuance of such Equity Interests, as the case may be, repay the Loans in an amount equal to one hundred percent (100%) of such Net Proceeds (in the case of clause (ii) immediately above, without Prepayment Premium); provided, however, that any Net Proceeds from any issuance of Equity Interests that are used to pay for a Permitted Acquisition shall not be subject to this Section 5.2.1(d). Any such prepayment shall be applied in accordance with Section 5.2.1(h) below. The foregoing shall not be deemed to be implied consent to any such issuance or incurrence of Debt or Equity Interest prohibited by the terms and conditions hereof.

(e)                Excess Cash Flow. Subject to the terms of the Intercreditor Agreement, commencing with respect to the Fiscal Year ended December 31, 2020, and with respect to each Fiscal Year thereafter, on or prior to the date that is ten (10) days after the earlier of (A) the date on which the annual audited financial statements for such Fiscal Year are delivered pursuant to Section 10.1.2 or (B) the date on which such annual audited financial statements were required to be delivered pursuant to Section 10.1.2 (the “Excess Cash Flow Prepayment Date”), the Borrowers shall be required to make a mandatory prepayment of the Obligations in an amount equal to fifty percent (50%) of Excess Cash Flow for such Fiscal Year; provided, such percentage shall be reduced (1) to 25% if the Leverage Ratio as of such Fiscal Year end is less than 4.00 to 1.00 but greater than or equal to 3.50 to 1.00 and (2) 0% if the Leverage Ratio as of such Fiscal Year end is less than 3.50 to 1.00. Each such prepayment shall be accompanied by a certificate signed by the Borrower Agent’s chief financial officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to Required Lenders. Any such prepayment shall be applied in accordance with Section 5.2.1(h) below.

(f)                 Extraordinary Receipts. Subject to the terms of the Intercreditor Agreement, promptly upon receipt by any Obligor of proceeds from any Extraordinary Receipt, the Borrowers shall prepay the Loans (without Prepayment Premium) in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds of such Extraordinary Receipt (such prepayment to be applied in accordance with Section 5.2.1(h) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, Net Proceeds from insurance or condemnation proceeds in an amount not to exceed the Dollar Equivalent of $500,000 in connection with any event or series of related events, shall not be required to be so applied to the extent the Borrowers deliver to the Agent a certificate stating that the Obligors intend to use such Net Cash Proceeds to acquire capital assets useful to the business of the Obligors within 180 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Proceeds not so reinvested shall be applied to prepay the Loans immediately after such 180 day period (such prepayment to be applied in accordance with Section 5.2.1(h) below).

(g)                Specified Prepayment Event. Upon the occurrence of a Specified Prepayment Event, the Borrowers shall, no later than one (1) Business Day after the date of such Specified Prepayment Event, cause the Full Payment of the Loans (without Prepayment Premium).

(h)                Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 5.2.1 shall be applied as follows:

i.                   First, to payment of that portion of the Obligations constituting fees, indemnities, expenses (including Extraordinary Expenses) and other amounts (including fees, charges and disbursements of counsel to Agent and amounts payable under Section 2 and 3) payable to Agent in its capacities as such;

ii.                  Second, to payment of that portion of the Obligations constituting fees, premiums (including the Prepayment Premium, if applicable), indemnities and other amounts payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Sections 2 and 3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

iii.                 Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among Lenders in proportion to the respective amounts described in this clause Third held by them; and

iv.                 Fourth, to payment of that portion of the Obligations constituting unpaid principal amortization payments in inverse order of maturity on a pro rata basis.

(i)                 Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event Borrowers are required to make any mandatory prepayment pursuant to Section 5.2.1(c) or (d) (solely with respect to an issuance of Equity Interests) (a “Waivable Mandatory Prepayment”) of the Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrowers are required to make such Waivable Mandatory Prepayment, the Borrowers shall notify Agent of the amount of such prepayment, and Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s Pro Rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Borrowers and Agent of its election to do so, or if it elects not to do so and other Lenders elect to exercise such option, if it elects to receive its Pro Rata share of the portion of such Waivable Mandatory Prepayment that such other Lenders have elected to refuse, in each case on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Borrower and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option to refuse such Waivable Mandatory Prepayment and not to exercise the option to receive its Pro Rata share of the portion of such Waivable Mandatory Prepayment that other Lenders have elected to refuse, if any). On the Required Prepayment Date, the Borrowers shall pay to Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option to refuse such Waivable Mandatory Prepayment, to be applied in accordance with Section 5.2.1(h), (ii) to the extent of any excess, ratably to Lenders that have elected to receive the portion of such Waivable Mandatory Prepayment that such other Lenders have elected to refuse, to be applied in accordance with Section 5.2.1(h), until the Full Payment of the Loans, and (iii) to the extent of any excess, to Borrower for working capital and general corporate purposes.

5.2.2.        Voluntary Prepayments. At its option and upon written notice given prior to 10:00 a.m. at least three (3) Business Days’ prior to the date of such prepayment, any Borrower may prepay the Loans in whole at any time or in part; provided that any such prepayment of Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).

5.2.3.        Voluntary Prepayment Procedures. Each such notice shall specify the date and amount of such prepayment and the Loans to be prepaid. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata portion of such prepayment. If such notice is given by Borrowing Agent, Borrowers may make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each such prepayment shall be applied to the Loans of the Lenders Pro Rata and shall be applied to the remaining principal amortization payments of the Loans in the inverse order of maturity on a pro rata basis until the Full Payment of the Loans. Any prepayment of a Loan pursuant to 5.2.2 hereof shall be accompanied by all accrued interest on the amount prepaid, together with the Prepayment Premium.

5.3.         Prepayment Premium. If any Loan is repaid at any time, in each case in whole or in part, on or prior to the second anniversary of the Closing Date for any reason (including, but not limited to, whether voluntary or mandatory, and whether before or after acceleration of the Obligations, including in connection with (i) a Change of Control, (ii) an acceleration of the Obligations as a result of the occurrence of an Event of Default, (iii) the foreclosure and sale of, or collection of, the Collateral, (iv) the sale of the Collateral in any Insolvency Proceeding, (v) the restructure, reorganization, or compromise of the Loans by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding or (vi) the termination of the Commitments under the Loan Documents), then the Borrowers shall be required to pay to Agent, for the ratable benefit of the Lenders, the Prepayment Premium; provided, that, notwithstanding the foregoing, no Prepayment Premium shall be required or paid in connection with (i) mandatory prepayments with respect to Excess Cash Flow, mandatory prepayments pursuant to Section 5.2.1(c) (other than an Asset Disposition of all or substantially all of the assets of the Obligors), (d) (other than an issuance or incurrence of Debt), (f) or (g) above, (ii) regularly scheduled amortization of the Loans and (iii) voluntary prepayments of the Loans in an aggregate amount of up to $10,000,000 in any Loan Year. It is understood and agreed that if the Obligations are accelerated prior to the second anniversary of the Closing Date or the Commitments are terminated for any reason, including because of an Event of Default, the commencement of any Insolvency Proceeding or other proceeding pursuant to any applicable debtor relief laws, or due to any sale, disposition or encumbrance of the Obligors’ assets (including that by operation of law or otherwise), the Prepayment Premium, determined as of the date of acceleration or Commitment termination will also be due and payable as though the Obligations were voluntarily prepaid as of such date and shall constitute part of the Obligations under the Loan Documents, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of said early termination and the Borrowers agree that it is reasonable under the circumstances. THE BORROWERS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS OR PURSUANT TO A PLAN OF REORGANIZATION. The Borrowers expressly agree that: (w) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (x) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (y) there has been a course of conduct between Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Prepayment Premiums; and (z) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrowers expressly acknowledge that their agreement to pay the Prepayment Premium as herein described is a material inducement to the Lenders to provide the Commitments and Loans under the Loan Documents. The Prepayment Premium will be deemed fully earned and non-refundable as of the Closing Date.

5.4.         Payment of Other Obligations. Obligations of a Borrower Group other than Loans and Extraordinary Expenses shall be paid by Borrowers of such Borrower Group as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5.         Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent or any Lender, or Agent or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Lender in its discretion) to be repaid to a Creditor Representative or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6.         Application and Allocation of Payments.

5.6.1.        Application. Payments made by a Borrower Group hereunder shall be applied: (a) first, as specifically required hereby; (b) second, to Borrower Group Obligations of such Borrower Group then due and owing; (c) third, to other Obligations specified by such Borrower Group; and (d) fourth, as determined by Agent in its discretion.

5.6.2.        Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default: (a) monies to be applied to the Borrower Group Obligations of any Obligors, whether arising from payments by any Obligors, realization on the Collateral, setoff or otherwise with respect to any Obligors, shall be allocated as follows:

i.                  First, to payment of that portion of the Obligations constituting fees, indemnities, expenses (including Extraordinary Expenses) and other amounts (including fees, charges and disbursements of counsel to Agent and amounts payable under Sections 2 and 3) payable to Agent in its capacities as such;

ii.                  Second, to payment of that portion of the Obligations constituting fees, premiums (including the Prepayment Premium), indemnities and other amounts payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Sections 2 and 3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

iii.                 Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among Lenders in proportion to the respective amounts described in this clause Third held by them; and

iv.                 Fourth, to payment of that portion of the Obligations constituting unpaid principal amortization payments in inverse order of maturity on a pro rata basis.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of all preceding categories. If amounts are insufficient to satisfy a category, Obligations in the category shall be paid on a pro rata basis. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.6.3.        Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7.         [Reserved].

5.8.         [Reserved].

5.9.         Taxes.

5.9.1.        Payments Free of Taxes.

(a)                 All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b)                If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)                 If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2.        Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3.        Tax Indemnification

(a)                Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender fails for any reason to pay indefeasibly to Agent as required pursuant to this Section 5.9. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section 5.9. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)                Each Lender shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.

5.9.4.        Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

5.9.5.        Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender. If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by the Recipient, repay to the Recipient such amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6.        Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10.       Lender Tax Information.

5.10.1.       Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2.       Documentation. Without limiting the foregoing, if any Borrower is a US Person,

(a)                any Lender that is a US Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

i.                    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W- 8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii.                  executed copies of IRS Form W-8ECI;

iii.                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BENE; or

iv.                 to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c)                any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d)                if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3.       Lender Obligations. Each Lender shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender under any Loan Document.

5.11.       Nature and Extent of Each Borrower’s Liability.

5.11.1.    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Guarantor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Obligor agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code or any similar election under Canadian Insolvency Law; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or any similar provision of Canadian Insolvency Laws or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or any similar provision of Canadian Insolvency Laws or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2.       Waivers.

(a)                Each Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of any Obligations as long as it is an Obligor. It is agreed among each Obligor, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans. Each Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)                Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Obligor shall not impair any other Obligor’s obligation to make Full Payment of the Obligations. Each Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Obligor’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the applicable Borrower Group Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Borrower Group Obligations of such Borrower Group shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3.       Extent of Liability; Contribution.

(a)                Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b)                If any Borrower makes a payment under this Section 5.11 of any Borrower Group Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Borrower Group Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower in such Borrower Group for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower with respect to such Borrower Group under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or any similar provision of Canadian Insolvency Laws or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)                Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

5.11.4.       Joint Enterprise. Each Obligor within a Borrower Group has requested that Agent and Lenders make this credit facility available to such Obligors on a combined basis, in order to finance such Obligors’ business most efficiently and economically. Such Obligors’ business is a mutual and collective enterprise, and the successful operation of each Obligor is dependent upon the successful performance of the integrated group. Obligors believe that consolidation of their credit facility will enhance the borrowing power of each such Borrower and ease administration of the facility, all to their mutual advantage of such Obligors. Such Obligors acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to such Obligors and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to such Obligors and at such Obligors’ request.

5.11.5.      Subordination. Each Obligor within a Borrower Group hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor in the same Borrower Group, and any successor or assign of any other such Obligor, including Creditor Representative, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the Full Payment of all of its Borrower Group Obligations.

5.12.       Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from the Obligors hereunder, provided, that, unless otherwise provided in this Agreement or any other Loan Document. No payment to Agent or Lenders (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Obligor in respect of which it was made unless and until Agent or such Lender shall have received payment in full in the currency in which such obligation or liability is payable pursuant to the above provisions of this Section 5.12. To the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, such Obligor (together with the other Obligors within its Borrower Group) agrees to indemnify and hold harmless Agent or such Lender, with respect to the amount of the shortfall with respect to amounts payable by such Obligor hereunder, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall. To the extent that the amount of any such payment to Agent or a Lender shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, Agent or such Lender shall return such excess to the members of the affected Borrower Group.

Section 6.         CONDITIONS PRECEDENT

Lenders shall not be required to fund any Loan to the Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a)             Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)             Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC, PPSA and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral of such Borrower Group, except Permitted Liens.

(c)             Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to the Lenders and Agent.

(d)            Agent shall have received certificates, in form and substance satisfactory to it and the Lenders, from a knowledgeable Senior Officer or vice president of finance or similar officer having primary responsibility for financial matters of each Borrower certifying that, after giving effect to the Loans and transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true, correct and complete on and as of the Closing Date, except for representations and warranties that expressly relate to an earlier date (in which case such representations and warranties are true, correct and complete on and as of such earlier date); (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents; and (v) the Leverage Ratio is less than or equal to 4.50 to 1.00.

(e)             Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that the Organic Documents attached thereto of such Obligor that were delivered on the date referenced in such certificate remain, as of the Closing Date, true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)              Agent shall have received written opinions of Kane Kessler, P.C. and Borden Ladner Gervais LLP, as well as any other local counsel to Obligors or Agent, in each case in form and substance satisfactory to Agent.

(g)             Agent shall have received long form good standing certificates for each Obligor, issued by (i) the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization, (ii) the Secretary of State or other appropriate official in each jurisdiction set forth on Schedule 6.1(g) and (iii) the Secretary of State or other appropriate official in each other jurisdiction where the failure of such Obligor to be qualified could reasonably be expected to result in a Material Adverse Effect:

(h)             Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors and lender’s loss payable and notice of cancellation endorsements, and a collateral assignment of business interruption insurance, as applicable, with respect to such policies, all in compliance with the Loan Documents.

(i)              Agent and Lenders shall have completed all due diligence required for compliance with the PATRIOT Act and other Applicable Law and all background checks.

(j)              Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date, including all fees payable pursuant to the Agent Fee Letter.

(k)             Agent shall have received a copy of the Borrowing Base Certificate prepared as of October 31, 2020 and delivered to the Revolving Agent. Availability under the Revolving Debt Documents shall be no less than $16,000,000.

(l)              Agent shall have received (i) interim financial statements for US Borrowers as of June 30, 2020, which shall demonstrate that no Material Adverse Effect shall have occurred during the period covered by such interim financial statements, and (ii) all other financial and business information reasonably requested by the Lenders and consistent with information previously provided to Agent.

(m)            [reserved].

(n)            Lenders shall have completed their confirmatory due diligence with respect to the Obligors and their Subsidiaries, with results satisfactory to Lenders. Without limiting the foregoing, Lenders shall be satisfied with Obligors’ corporate, capital and ownership structure and indebtedness (both before and after giving effect to the Transactions) and shall have received a solvency certificate and attachments from Obligors demonstrating that each Obligor is Solvent.

(o)             Agent shall have received copies of the fully-executed Revolving Loan Agreement, certified by an officer of Safariland to be true, correct and complete, each of which shall be in form and substance acceptable to the Required Lenders and in full force and effect.

(p)             Agent shall have received original certificates evidencing all issued and outstanding Equity Interests of each of Safariland and each of its Subsidiaries that have not been previously delivered prior to the Closing Date and are owned directly by any Obligor and any related stock or membership interest powers or other appropriate instruments of transfer executed in blank.

(q)             Agent and Lenders shall have received evidence that Funded Debt less the amount of Borrowers’ cash, on the Closing Date, after giving effect to all transactions contemplated hereunder and under the Revolving Debt Documents, does not exceed the Dollar Equivalent of $245,000,000.

Lenders shall not be required to fund any Delayed Draw US Loan to the US Borrowers hereunder (each such date, a “Delayed Draw Closing Date”) unless each of the following conditions has been satisfied for each such Delayed Draw US Loan:

(r)              The Agent shall have received a notice of borrowing as required by Section 4.1; provided, that, with respect to any borrowing, the date of borrowing specified in such notice shall not be later than the Delayed Draw Termination Date.

(s)             Borrowers and each other Obligor shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such funding of the Delayed Draw US Loan and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.

(t)              Since the Closing Date, there shall have been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(u)             On a pro forma basis, both before and after giving effect to the borrowings to be made on the applicable Delayed Draw Closing Date and the use of proceeds thereof, the Leverage Ratio is less than or equal to 5.00 to 1.00 as of the Delayed Draw Closing Date.

(v)             The Agent and the Lenders shall have received all amounts due and payable on or prior to the applicable Delayed Draw Closing Date, including all fees due and payable pursuant to the Agent Fee Letter and, to the extent invoiced at least one Business Day prior to the applicable Delayed Draw Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including legal fees).

(w)            At the time of and immediately after giving effect to such funding of the Delayed Draw US Loan, all representations and warranties of each Obligor set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects and other than those representations and warranties that are expressly made as of an earlier specified date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier specified date).

(x)                The Lenders shall have received a certificate, dated the applicable Delayed Draw Closing Date, from a knowledgeable Senior Officer of Borrower Agent certifying that the foregoing requirements of clauses (r) – (v) have been satisfied.

Section 7.         COLLATERAL

7.1.         Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of the following Property of such Obligor, whether now owned or hereafter acquired, and wherever located:

(a)             all Accounts;

(b)             all Chattel Paper, including electronic chattel paper;

(c)             all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)             all Deposit Accounts;

(e)             all Documents;

(f)              all General Intangibles, including Intellectual Property;

(g)             all Goods, including Inventory, Equipment and fixtures;

(h)             all Instruments;

(i)              all Investment Property;

(j)              all Letter-of-Credit Rights;

(k)             all Supporting Obligations;

(l)              all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate or branch of Agent or a Lender, including any Cash Collateral;

(m)            all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral of such Obligor; and

(n)             all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2.         Lien on Deposit Accounts; Cash Collateral.

7.2.1.         Deposit Accounts. Subject to the terms of the Intercreditor Agreement, to further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Obligor within a Borrower Group hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained by such Obligor, without inquiry into the authority or right of Agent to make such request, within a Borrower Group with such depository for application to the Obligations of such Borrower Group then outstanding.

7.2.2.        Cash Collateral. Subject to the terms of the Intercreditor Agreement, Cash Collateral of a Borrower Group may be invested, at Required Lender’s discretion (and with the consent of such Borrower Group, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Obligor hereby grants to Agent, as security for the Obligations of such Obligor, a security interest in all Cash Collateral held from time to time as security for the Obligations of such Obligor and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Subject to Section 5.6.2 and the terms of the Intercreditor Agreement, Agent may apply Cash Collateral to the payment of any Obligations as they become due, in such order as Agent may elect (as directed by the Required Lenders). Subject to the terms of the Intercreditor Agreement, each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral of any Borrower Group until Full Payment of all Obligations secured by such Cash Collateral.

7.3.         Real Estate Collateral.

7.3.1.         Lien on Real Estate. The Borrower Group Obligations of each Borrower Group shall also be secured by Mortgages upon all Real Estate owned by Obligors within such Borrower Group, including the Real Estate located at (a) 13386 International Parkway, Jacksonville, Florida 32218, (b) 3041 Faye Road, Jacksonville, Florida 32226 (c) 1900 North Loop, Casper, Wyoming 82601, (d) 1855 South Loop, Casper, Wyoming 82601, (e) 1725 South Loop, Casper, Wyoming 82601 and (f) 9125 Neosho Road, Casper, Wyoming 82601. The Mortgages granted by Obligors within such Borrower Group shall be duly recorded, at the expense of Borrowers within such Borrower Group, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If any Borrower acquires Real Estate hereafter, such Borrower shall, within 30 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents.

7.3.2.         Collateral Assignment of Leases. To further secure the prompt payment and performance of all Obligations (or, in the case of an assignment by a Canadian Obligor, Canadian Obligations), each Obligor hereby transfers and assigns to Agent as Collateral all of such Obligor’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Obligor is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof.

7.4.         Other Collateral.

7.4.1.         Commercial Tort Claims. Each US Obligor shall promptly notify Agent in writing if any such Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than the Dollar Equivalent of $400,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Required Lenders deem appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2.         Certain After-Acquired Collateral. Each Obligor shall promptly notify Agent in writing if, after the Closing Date, such Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of- Credit Rights and, upon Agent’s request, shall promptly take such actions as Required Lenders deem appropriate to effect Agent’s duly perfected Lien upon such Collateral having the priority set forth in the Intercreditor Agreement for such Collateral, including through providing possession, Deposit Account Control Agreements, Lien Waiver, other control agreements or otherwise. If any Collateral is in the possession of a third party, at Agent’s request (at the direction of the Required Lenders), Obligors within the Borrower Group to which such Collateral relates shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5.         No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.6.         Further Assurances and Post-Closing Covenants.

(a)                All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Required Lenders deem appropriate under Applicable Law to evidence or perfect Agent’s Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

(b)                To the extent not completed prior to the Closing Date, Obligors shall satisfy the requirements set forth on Schedule 7.6(b) on or prior to the dates set forth on such schedule (or such other date as the Agent shall agree).

7.7.         Excluded Collateral. Notwithstanding Sections 7.1 through 7.4, the Collateral shall not include any Excluded Collateral.

7.8.         ULC Limitation. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, as regards each applicable Obligor who is a registered and beneficial owner of Pledged ULC Shares such Obligor owns and will remain so until such time as such Pledged ULC Shares are fully and effectively transferred into the name of Agent or any other person on the books and records of such ULC. Nothing in this Agreement or any other Loan Document is intended to or shall constitute Agent or any person other than an Obligor to be a member or shareholder of any ULC until such time as written notice is given to the applicable Obligor and all further steps are taken so as to register Agent or other person as holder of the Pledged ULC Shares. The granting of the pledge and security interest pursuant to Section 7.1 hereof or in any other Loan Document does not make Agent a successor to any Obligor as a member or shareholder of any ULC, and neither Agent nor any of its respective successors or assigns hereunder shall be deemed to become a member or shareholder of any ULC by accepting this Agreement or any other Loan Document or exercising any right granted herein unless and until such time, if any, when Agent or any successor or assign expressly becomes a registered member or shareholder of any ULC. Each applicable Obligor shall be entitled to receive and retain for its own account any dividends or other distributions if any, in respect of the Collateral, and shall have the right to vote such Pledged ULC Shares and to control the direction, management and policies of the ULC issuing such Pledged ULC Shares to the same extent as such Obligor would if such Pledged ULC Shares were not pledged to Agent or to any other person pursuant hereto. To the extent any provision herein or in any other Loan Document would have the effect of constituting Agent to be a member or shareholder of any ULC prior to such time, such provision shall be severed herefrom and therefrom and ineffective with respect to the relevant Pledged ULC Shares without otherwise invalidating or rendering unenforceable this Agreement or any other Loan Document or invalidating or rendering unenforceable such provision insofar as it relates to Collateral other than Pledged ULC Shares. Notwithstanding anything herein or in any other Loan Document to the contrary (except to the extent, if any, that Agent or any of its successors or assigns hereafter expressly becomes a registered member or shareholder of any ULC), neither Agent nor any of its respective successors or assigns shall be deemed to have assumed or otherwise become liable for any debts or obligations of any ULC. Except upon the exercise by Agent or other persons of rights to sell or otherwise dispose of Pledged ULC Shares or other remedies following the occurrence and during the continuance of an Event of Default, each applicable Obligor shall not cause or permit, or enable any ULC in which it holds Pledged ULC Shares to cause or permit, Agent to: (a) be registered as member or shareholder of such ULC; (b) have any notation entered in its favor in the share register of such ULC; (c) be held out as member or shareholder of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of Agent or other person holding a security interest in the Pledged ULC Shares; or (e) act as a member or shareholder of such ULC, or exercise any rights of a member or shareholder of such ULC, including the right to attend a meeting of such ULC or vote the shares of such ULC.

Section 8.         COLLATERAL ADMINISTRATION

8.1.        Borrowing Base Certificates. So long as the Revolving Loan Agreement is in effect, Borrowers shall deliver to Agent (and Agent shall promptly deliver the same to Lenders) a copy of any Borrowing Base Certificate delivered to the Revolving Agent in connection with the Revolving Loan Agreement.

8.2.         Administration of Accounts.

8.2.1.        Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Required Lenders, on such periodic basis as Required Lenders may reasonably request. Each Obligor shall also provide to Agent, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute. If requested by Agent, each Obligor shall also provide to Agent proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of the Dollar Equivalent of $500,000 or more cease to be Eligible Domestic Accounts or Eligible Foreign Accounts (in each case, as defined in the Revolving Loan Agreement), as applicable, Obligors shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Obligor has knowledge thereof.

8.2.2.        Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower within the applicable Borrower Group to which such Obligor is a party and to charge such Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from any Obligor or with respect to any Collateral.

8.2.3.        Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise, after giving no less than one (1) Business Days’ notice thereof to Borrower Agent if no Default or Event of Default exists. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4.        Maintenance of Dominion Account. Each Borrower Group shall maintain Dominion Accounts or other dominion arrangements pursuant to lockbox or other arrangements reasonably acceptable to Agent. Each Borrower Group shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien on the lockbox or Dominion Account, which may be exercised by Agent during any Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. Agent and Lenders assume no responsibility to any Obligor for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5.        Proceeds of Collateral. Each Obligor within a Borrower Group shall request in writing and otherwise take all necessary steps to inform its Account Debtors that all payments on Accounts or otherwise relating to Collateral of such Borrower Group are made directly to a Dominion Account (or a lockbox relating to a Dominion Account) of such Borrower Group. If any Obligor within a Borrower Group receives cash or Payment Items with respect to any Collateral of such Collateral Group, it shall hold the same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3.         Administration of Inventory.

8.3.1.        Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request, but not more than once per month except while an Event of Default exists. Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Required Lenders may reasonably request. Agent may participate in and observe each physical count at its sole cost and expense (except if such participation is pursuant to a regular field examination or during the existence of an Event of Default).

8.3.2.        Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default or Event of Default exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds the Dollar Equivalent of $500,000; and (d) any payment received by an Obligor within a Borrower Group for a return is promptly remitted to Agent for application to the Borrower Group Obligations of such Borrower Group.

8.3.3.        Acquisition, Sale and Maintenance. Each Obligor shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA and the Gun Control Laws. Except as may occur in the Ordinary Course of Business, no Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4.         Administration of Equipment.

8.4.1.        Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, but not more than once per month except while an Event of Default exists, a current schedule thereof, in form satisfactory to Required Lenders. Promptly upon request, Obligors shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2.        Dispositions of Equipment. No Obligor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent or Required Lenders, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

8.4.3.        Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Obligor shall use its reasonable efforts to ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Obligor shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.5.         Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts. Each Obligor within a Borrower Group shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than (a) Deposit Accounts exclusively used for payroll, payroll taxes or employee benefits, or (b) Deposit Accounts of an Obligor that became an Obligor hereunder pursuant to a Permitted Acquisition that were in existence prior to the date of such Permitted Acquisition for the period beginning on the date of such Permitted Acquisition through (and including) the date that is sixty (60) days after the date of such Permitted Acquisition (or such later date as Required Lenders may consent to in writing in their discretion), (c) Deposit Accounts containing not more than the Dollar Equivalent of $400,000 either individually or in the aggregate at any time or (d) Deposit Accounts that are zero balance disbursement accounts). Each Obligor within a Borrower Group shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent and, subject to the Intercreditor Agreement, Revolving Agent) to have control over a Deposit Account or any Property deposited therein. Each Obligor within a Borrower Group shall promptly notify Agent of any opening or closing of a Deposit Account maintained by such Obligor and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6.         General Provisions.

8.6.1.        Location of Collateral. All tangible items of Collateral, other than (i) Inventory in transit, (ii) Inventory having a value less than the Dollar Equivalent of $500,000 in the aggregate at any one time, (iii) laptops, cellphones, product samples, trade show materials and similar Collateral and (iv) Collateral not constituting Term Loan Priority Collateral, shall at all times be kept by US Obligors and Canadian Obligors within such Borrower Group at the business locations set forth in Schedule 8.6.1 or such other locations in the United States or Canada as may be agreed by Agent so long as such Collateral is subject to Agent’s duly perfected, first priority Lien, and no other Lien other than Permitted Liens described in Sections 10.2.2(d), (e) and (g) the Lien of Revolving Lenders so long as the Intercreditor Agreement remains in effect (unless terminated by mutual agreement of the Agent and the Revolving Agent), except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; (b) with respect to the US Obligors, move Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent and (c) with respect to the Canadian Obligors, move collateral to another location in Canada, upon 30 Business Days prior written notice to Agent. Without limiting the foregoing, Obligors shall give Agent prompt written notice in the event any US Collateral is located in Canada or any Canadian Collateral is located in any province other than British Columbia or Ontario, Canada, and shall deliver all PPSA financing statements and other documentation requested by Agent in order to ensure such Collateral continues to be subject to Agent’s duly perfected, first priority Lien, and no other Lien other than Permitted Liens described in Sections 10.2.2(d), (e) and (g) and the Lien of the Revolving Agent so long as the Intercreditor Agreement remains in effect (unless terminated by the mutual agreement of Agent and Revolving Agent).

8.6.2.        Insurance of Collateral; Condemnation Proceeds.

(a)                Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A_ VII, unless otherwise approved by Agent) satisfactory to Agent. All proceeds under each policy of a member of a Borrower Group Obligor shall be payable to Agent and applied to the Borrower Group Obligations, subject to the Intercreditor Agreement. From time to time upon request, Obligors of such Borrower Group shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Subject to Section 7.6(b) and unless Required Lenders shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as lender’s loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor within a Borrower Group fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers within such Borrower Group therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent or the Revolving Agent as provided in the Intercreditor Agreement. If an Event of Default exists, only Agent or Revolving Agent, as provided in the Intercreditor Agreement, shall be authorized to settle, adjust and compromise such claims. Notwithstanding the foregoing, except as otherwise noted in this clause (a), the covenant contained in this Section 8.6.2 shall not be applicable with respect to the Acquisition Policies including the Representation and Warranty Policy.

(b)               Subject to the terms of the Intercreditor Agreement, any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation or expropriation of any Collateral of a Borrower Group shall be paid to Agent in accordance with Section 5.2.1(h).

(c)               If requested by Obligors in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation or expropriation awards relating to any loss or destruction of Equipment or Real Estate of a Borrower Group, Obligors may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral for the Borrower Group Obligations of such Borrower Group) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent for repairs or replacements exceeding the Dollar Equivalent of $1,000,000; (iii) replacement buildings are constructed which are of comparable size, quality and utility to the destroyed buildings, unless otherwise agreed by Agent; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens; and (v) for repairs or replacements exceeding the Dollar Equivalent of $1,000,000, Obligors comply with disbursement procedures for such repair or replacement as Agent may reasonably require.

8.6.3.        Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral of any Borrower Group, all Taxes payable with respect to any Collateral (including any sale thereof) of any Borrower Group, and all other payments required to be made by Agent to any Person to realize upon any Collateral of any Borrower Group, shall be borne and paid by Borrowers within such Borrower Group. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4.        Defense of Title. Each Obligor shall defend its title to Collateral owned by such Obligor and Agent’s Liens therein against all Persons, claims and demands, to the extent necessary to ensure that each Obligor has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens (except Permitted Liens); provided, however, that in the case of Non-Term Loan Priority Collateral each Obligor shall not have an obligation to defend its title to Non-Term Loan Priority Collateral with respect to title defects affecting Non-Term Loan Priority Collateral that is immaterial to the business of the Obligors, taken as a whole, if, in its reasonable judgment, it is not commercially reasonable to conduct such defense after taking into account the value of the Non-Term Loan Priority Collateral to the business of the Obligors and the cost of maintaining such defense.

8.7.         Power of Attorney. Each Obligor within a Borrower Group hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. All powers, authorizations and agencies contained herein are coupled with an interest and are irrevocable until this Agreement is terminated or the Agent has resigned or been terminated in accordance with Section 12.8 (it being understood that any successor Agent shall be entitled to the same powers, authorizations and agencies contained in this Section 8.7). Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Borrowers within such Borrower Group:

(a)               endorse such Obligor’s name on any Payment Item or other proceeds of Collateral of such Obligor (including proceeds of insurance) that come into Agent’s possession or control; and

(b)                during an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent and Required Lenders deem appropriate to fulfill any Borrower’s obligations under the Loan Documents.

Section 9.        REPRESENTATIONS AND WARRANTIES

9.1.         General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Borrower Group Commitments and Loans, each Obligor represents and warrants that:

9.1.1.        Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign or extra- provincial, as the case may be, corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2.       Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under (i) any Applicable Law, (ii) any order, injunction or judgment of any Governmental Authority, (iii) any Material Contract or (iv) with respect to the incurrence of Debt and the granting and regranting of a security interest in the Collateral on the date hereof under the Loan Agreement, and the Revolving Loan Agreement if and to the extent permitted by the Intercreditor Agreement; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Obligor’s Property.

9.1.3.        Enforceability. Each Loan Document has been duly executed and delivered by each Obligor party thereto and is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other Applicable Laws affecting creditors’ rights generally and by the application of general equitable principles (whether considered in proceedings at law or in equity).

9.1.4.        Capital Structure. Schedule 9.1.4 shows for each Obligor and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests as of the date hereof after taking into account the Transactions. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to (i) to the extent subject to the Intercreditor Agreement, the Permitted Lien in favor of the Revolving Agent, (ii) Agent’s Lien, and (iii) the Permitted Liens described in Sections 10.2.2(d), (e) and (g) and all such Equity Interests are duly issued, fully paid and non- assessable (to the extent that the jurisdiction of formation of such entity has such concepts). There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary other than those set forth on Schedule 9.1.4 and those permitted under Section 10.2.17.

9.1.5.        Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except (i) Permitted Liens, (ii) as set forth on Schedule 9.1.5 and (iii) in the case of Non-Term Loan Priority Collateral, for title defects affecting such Non-Term Loan Priority Collateral that is immaterial to the business of the Obligors, taken as a whole. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.6.        [Reserved].

9.1.7.       Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Obligors and Subsidiaries that (i) have been delivered to Agent and Lenders prior to the Closing Date, have been prepared in accordance with GAAP (or (x) in the case of the Canadian Obligors and their Subsidiaries, generally accepted accounting principles in effect on Canada from time to time and (y) in the case of Foreign Subsidiaries, generally accepted accounting principles in effect in the applicable jurisdiction of formation, incorporation or organization, as applicable, of the applicable Foreign Subsidiary from time to time)) and fairly present the financial positions and results of operations of Obligors and Subsidiaries at the dates and for the periods indicated and (ii) are hereafter delivered to Agent and Lenders, have been prepared in accordance with GAAP, and fairly present the financial position and results of operations of Obligors and their Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2015, there has been no change in the condition, financial or otherwise, of any Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect. Each Obligor is Solvent.

9.1.8.        Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder or as set forth on Schedule 9.1.8.

9.1.9.        Taxes. Each Obligor and Subsidiary has filed all federal, state, provincial, territorial, foreign and material local tax returns and other reports that it is required by law to file, and has paid and remitted, or made provision for the payment and remittance of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Obligor and Subsidiary for all years not closed by applicable statutes, and for its current Fiscal Year, has been determined in good faith and is believed to be adequate by such Obligor and such Subsidiary.

9.1.10.     Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents except as set forth on Schedule 9.1.10.

9.1.11.    Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property used in its business, without conflict with any rights of others that could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.11, there are no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claims with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property) that has resulted or could reasonably be expected to result in liability of an Obligor with respect to any such Intellectual Property Claim in excess of the Dollar Equivalent of $1,500,000. Except as disclosed on Schedule 9.1.11, no US Borrower or its Subsidiaries pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property except for Royalties and compensation paid or owed in connection with off-the-shelf software used in the Ordinary Course of Business or Royalties and compensation paid or owed in an amount less than the Dollar Equivalent of $2,500,000 through the Maturity Date. All registered trademarks, owned common law trademarks material to the business of Obligors, taken as a whole, trademark applications, patents, patent applications, registered copyrights owned or licensed and registered designs as the case may be, by any Obligor are shown on Schedule 9.1.11.

9.1.12.    Governmental Approvals. Each Obligor and Subsidiary has, is in compliance in all material respects with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except as set forth on Schedule 9.1.12. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13.    Compliance with Laws. Each Obligor and Subsidiary has duly complied in all material respects, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law. No Inventory has been produced in violation of Applicable Law, including the FLSA or any Gun Control Laws. All material import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral imported or handled in the Ordinary Course of Business have been procured and are in effect, and Obligors and their respective Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where such noncompliance, non- procurement or non-effectiveness could not reasonably be expected to have a Material Adverse Effect.

9.1.14.    Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, with respect to each of the US Borrowers as of the Closing Date, no Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state, local, provincial, territorial, municipal or foreign investigation to determine whether any material remedial action is needed to address any material environmental pollution, hazardous material or environmental clean-up. No Obligor or Subsidiary has received any Environmental Notice with respect to matters that could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.14, with respect to each of the US Borrowers as of the Closing Date, no Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it, except for such liabilities which could not reasonably be expected to have a Material Adverse Effect.

9.1.15.    Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15 or as permitted pursuant to Section 10.2.14. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16.    Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than the Dollar Equivalent of $400,000). No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17.    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money in excess of the Dollar Equivalent of $1,500,000. There is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date except to the extent that any Material Contract by its terms can be terminated at any time with or without the giving of notice.

9.1.18.    ERISA; Canadian Pension Plans. Except as disclosed on Schedule 9.1.18:

(a)               Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)                There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)                (i) No ERISA Event or Termination Event has occurred or is reasonably expected to occur; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (iii) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; and (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)                no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan. With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities, except where the failure to be so registered and maintained could not reasonably be expected to have a Material Adverse Effect.

(e)                (i) Each of the Canadian Pension Plans is duly registered under and has been administered in compliance with the Income Tax Act (Canada) and Applicable Pension Legislation other than non-compliance that could not reasonably be expected to result in a Material Adverse Effect; (ii) all obligations of Canadian Obligors and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with any Canadian Pension Plan and the funding agreements therefor have been performed in accordance with Applicable Pension Legislation other than non-performance that could not reasonably be expected to result in a Material Adverse Effect; (iii) there are no outstanding disputes, actions, suits or claims concerning the assets of any Canadian Pension Plan other than claims for benefits in the Ordinary Course of Business or claims that could not reasonably be expected to result in a Material Adverse Effect; (iv) Canadian Obligors and their Subsidiaries have withheld and remitted all employee withholdings and have made all employer contributions to be withheld and made by them pursuant to any Applicable Pension Legislation on account of each Canadian Pension Plan, Canadian Benefit Plan and Canadian employment insurance and employee income taxes; (v) no condition exists or transaction has occurred in connection with any Canadian Pension Plan or Canadian Benefit Plan which could result in the incurrence by Canadian Obligors or any of their Subsidiaries of any liability, fine or penalty that could reasonably be expected to result in a Material Adverse Effect; (vi) none of the Canadian Pension Plans provides benefits on a defined benefit basis; (vii) no Lien has arisen, choate or inchoate, in respect of any Canadian Pension Plan (other than with respect to contributions not yet due); and (viii) no Canadian Pension Plan is a multi-employer pension plan within the meaning of Applicable Pension Legislation.

9.1.19.    Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of the Obligors and their Subsidiaries, taken as a whole. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20.    Labor Relations. Except as described on Schedule 9.1.20, as of the Closing Date, no Obligor or Subsidiary is party to or bound by any (a) collective bargaining agreement, (b) management agreement or (c) consulting agreement either (i) entered into outside of the Ordinary Course of Business or (ii) under which the aggregate yearly payments made by the applicable Obligor or Subsidiary is in excess of the Dollar Equivalent of $500,000 (in each case, excluding, for the avoidance of doubt, sales representative agreements). There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21.    Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date, other than those that have been furnished to Agent.

9.1.22.    Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23.    Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24.    Warranty and Recall Claims. Except as set forth on Schedule 9.1.24, no products of any Obligor or any Subsidiary are the subject of any warranty or recall claims which could reasonably be expected to be material to the business of the Obligors and their Subsidiaries, taken as a whole.

9.1.25.    OFAC. No Borrower, Subsidiary, or any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.1.26.    Material Contracts. No Obligor nor any of their respective Subsidiaries is in default in the performance, observance or fulfillment of (i) any of the material obligations, covenants or conditions contained in any Material Contract to which it is a party or (ii) any other contractual obligations, in each case of clauses (i) and (ii) above, to the extent such default could reasonably be expected to result in a Material Adverse Effect.

9.1.27.   Use of Proceeds. The proceeds of the Loans shall be used by the Borrowers solely (a) to pay fees and transaction expenses associated with the closing of this credit facility and (b) for lawful corporate purposes of the Borrowers and their Subsidiaries, including working capital, Capital Expenditures and Investments permitted hereunder; provided that, notwithstanding the foregoing, the proceeds of the Delayed Draw Loans shall be used solely to pay consideration for Permitted Acquisitions and transaction expenses in connection therewith.

9.2.         Complete Disclosure. No representations or warranties set forth in a Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such representations and warranties contained therein not materially misleading (except for changes in the nature of an Obligor’s or, if applicable, its Subsidiaries’ business or operations that may occur after the Closing Date in the Ordinary Course of Business so long as Agent or Required Lenders have consented to such changes or such changes are not violative of any provision of this Agreement). There is no fact, liability or circumstance that any Obligor has failed to disclose to Agent or Lenders in writing that could reasonably be expected to have a Material Adverse Effect. With respect to the Obligors, the representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the Closing Date, except in each instance for the representations and warranties that are made as of a specific date, which shall be deemed made as of such date.

Section 10.    COVENANTS AND CONTINUING AGREEMENTS

10.1.       Affirmative Covenants. As long as any Borrower Group Commitments or Borrower Group Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1.    Inspections; Appraisals.

(a)                Permit Guggenheim or another Lender designated by the Required Lenders (the “Lender Representative”) from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither the Lender Representative nor any other Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower; provided, however, that so long as no Default or Event of Default exists, the Lender Representative agrees, at Borrowers’ request, to send Borrowers copies of all appraisals conducted by third parties engaged by it relating to Property of the Obligors. Notwithstanding the foregoing, Borrowers acknowledge that all inspections, appraisals and reports are prepared by the Lender Representative and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b)               Reimburse the Lender Representative for all reasonable charges, costs and expenses of the Lender Representative in connection with examinations of any Obligor’s books and records or any other financial or Collateral matters as the Lender Representative deems appropriate, up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Borrowers agree to pay the Lender Representative’s then standard charges for examination activities, including the standard charges of the Lender Representative’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes (it being understood that the Lender Representative’s standard charges will be subject to reasonable increases after the Closing Date).

(c)                If requested by Agent, each Obligor shall cause appropriate members of its management to participate in one conference call with the Agent and Lenders per Fiscal Quarter at a time to be mutually agreed by the Borrowers and the Agent.

10.1.2.    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)                as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent;

(b)                as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, (i) unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a senior financial officer of Borrower Agent or Safariland as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes, and (ii) a copy of management’s summary discussion and analysis with respect to such quarterly financial statements, if management has prepared such a summary discussion and analysis;

(c)                as soon as available, and in any event within 30 days after the end of each month (or, if the end of such month is also the end of a Fiscal Quarter, within forty five (45) days after the end of such month), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated (and, for the last month of the Fiscal Year, consolidating) basis for Obligors and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a senior financial officer of Borrower Agent or Safariland as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(d)               concurrently with the delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or an Event of Default exists, a Compliance Certificate executed by a senior financial officer of Borrower Agent or Safariland;

(e)               concurrently with delivery of financial statements under clauses (a) and (b) above, copies of all management letters and other material reports (if available) submitted to Obligors by their accountants in connection with such financial statements;

(f)                not later than 30 days prior to the end of each Fiscal Year, projections of Obligors’ consolidated balance sheets, results of operations and cash flow for the next Fiscal Year, month by month;

(g)               at Required Lenders’ request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Required Lenders;

(h)                promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or other similar reports of the nature described above, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;

(i)                 promptly after the sending or filing thereof, copies of any annual report, actuarial valuations or other reports to be filed in connection with each Plan, Canadian Pension Plan or Foreign Plan;

(j)                 upon Required Lenders’ request, information regarding any Royalty or other compensation paid, or owing, by any Obligor or Subsidiary to any Person with respect to any Intellectual Property;

(k)                such other reports and information (financial or otherwise) as Required Lenders may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business;

(l)                upon receipt or delivery thereof by or to any Obligor or Subsidiary, any notice of “Default” or “Event of Default” (under and as defined in the Revolving Debt Documents) and, without duplication of any report required to be provided hereunder, each material report required to be provided pursuant to the Revolving Loan Agreement and, upon execution thereof, any waiver, amendment or other modification to the Revolving Debt Documents; and

(m)              concurrently with delivery to the directors of Holdings (and in the same manner delivery is made to them), copies of all written materials that are provided to such directors with respect to any meeting of such directors or any written consent in lieu of meeting; provided, however, that the Obligors shall not be obligated hereunder to provide information under this clause (m) if they have reasonably determined in good faith that such disclosure would adversely affect the attorney-client privilege between any Obligor and its counsel.

10.1.3.    Notices. Notify Agent and Lenders in writing, promptly after an Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of (i) any proceeding or investigation outside the Ordinary Course of Business, whether or not covered by insurance, or (ii) any proceeding or investigation in the Ordinary Course of Business, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened material labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default or any default or event of default under the Term Loan Debt Documents; (e) any judgment in an amount exceeding the Dollar Equivalent of $500,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA or Applicable Pension Legislation, OSHA, FLSA, any Environmental Laws or any Gun Control Laws), if an adverse resolution could have a Material Adverse Effect; (h) any material Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt by an Obligor of any Environmental Notice that could reasonably be expected to affect the Collateral; (i) the occurrence of any ERISA Event or Termination Event; (j) the discharge of or any withdrawal or resignation by Obligors’ independent accountants; (k) any opening of a new office or place of business, at least 30 days prior to such opening; (l) any amendment, waiver or modification to any Organic Document; (m) any amendment, waiver or modification to any Material Contract that is material or that would be adverse to the Lenders; or (n) without duplication of any notice required to be provided hereunder, each material notice required to be provided pursuant to the Revolving Loan Agreement.

10.1.4.    Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5.    Compliance with Laws. Comply with all Applicable Laws, including ERISA, or other Applicable Pension Legislation, Environmental Laws, Gun Control Laws, FLSA, OSHA, Anti- Terrorism Laws, and laws regarding collection and payment of Taxes, maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any material Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Agent the extent of such Environmental Release.

10.1.6.    Taxes. Pay, remit and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount appropriate for a business of the size and character of the business of the Obligors and their Subsidiaries and otherwise acceptable to Required Lenders and subject to an Insurance Assignment satisfactory to Required Lenders.

10.1.8.    Licenses. Keep each material License required in connection with the purchase, sale, maintenance or use of any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect; and pay all Royalties when due unless payment has been Properly Contested and, if required by any Lender, a reserve has been implemented with respect to such payment.

10.1.9.    Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary after the Closing Date and:

(a)            if such Person is a Domestic Subsidiary, cause it, and the other Obligors, as applicable, to:

(i) execute and deliver to Agent a US Joinder Agreement, and such other supplements or amendments to this Agreement or the other Loan Documents as Required Borrower Group Lenders deem necessary or advisable to grant to Agent, for the benefit of the Secured Parties, a perfected Lien (subject only to the Lien of the Revolving Agent) in 100% of the Equity Interests of such new Subsidiary that is owned by any Obligor;

(ii) deliver to Agent evidence that any certificates representing such Equity Interests, together with an undated stock or other applicable transfer powers, executed in blank and delivered by a duly authorized officer of such Obligor or any such Subsidiary have been delivered to Agent;

(iii) cause such new Subsidiary to (A) become a US Guarantor under this Agreement, (B) take such actions as Required Borrower Group Lenders in good faith deem are necessary or appropriate to grant to Agent, for the benefit of the Secured Parties, a perfected Lien in the Collateral in which such new Subsidiary has an interest having the priority specified in the Intercreditor Agreement for such Collateral, including the filing of UCC financing statements in such jurisdictions as may be deemed necessary or appropriate by Required Borrower Group Lenders and (C) deliver to Agent a perfection certificate of such new Subsidiary in form and substance reasonably satisfactory to Agent, duly executed on behalf of such Subsidiary; and

(iv) if requested by Required Borrower Group Lenders, deliver to Agent legal opinions relating to the matters described above, which opinions shall be in form and substance substantially similar to the legal opinions delivered pursuant to Section 6.1(f) and otherwise in form and substance, and from counsel, reasonably satisfactory to Required Borrower Group Lenders.

(b)           if such Person is a Canadian Subsidiary, cause it, and the other Obligors, as applicable, to:

(i) execute and deliver to Agent a Canadian Joinder Agreement and such other supplements or amendments to this Agreement or the other Loan Documents as Required Borrower Group Lenders deem necessary or advisable to grant to Agent, for the benefit of the Secured Parties, a perfected Lien in 100% of the Equity Interests of such new Subsidiary;

(ii) deliver to Agent evidence that any certificates representing such equity interests, together with an undated stock or other applicable transfer powers, executed in blank and delivered by a duly authorized officer of such Obligor or any such Subsidiary have been delivered to Agent;

(iii) cause such new Subsidiary to (A) become a Canadian Borrower (or, if Required Borrower Group Lenders require, a Canadian Guarantor), (B) take such actions as Required Borrower Group Lenders in good faith deem are necessary or appropriate to grant to Agent, for the benefit of the Secured Parties, a perfected Lien in the Collateral in which such new Subsidiary has an interest having the priority specified in the Intercreditor Agreement for such Collateral, including the filing of PPSA financing statements is such jurisdictions as may be deemed necessary or appropriate by Required Borrower Group Lenders and (C) deliver to Agent a perfection certificate of such new Subsidiary in form and substance reasonably satisfactory to Agent, duly executed on behalf of such Subsidiary; and

(iv) if requested by Required Borrower Group Lenders, deliver to Agent legal opinions relating to the matters described above, which opinions shall be in form and substance substantially similar to the legal opinions delivered pursuant to Section 6.1(f) and otherwise in form and substance, and from counsel, reasonably satisfactory to Required Borrower Group Lenders.

(c)            if such Person is a first-tier Foreign Subsidiary of an Obligor that is not a Canadian Subsidiary, cause it, and the other Obligors, as applicable, to:

(i) execute and deliver to Agent such supplements or amendments to this Agreement and the other Loan Documents as Required Borrower Group Lenders deem necessary or appropriate to grant to Agent, for the benefit of the Borrower Group Secured Parties, a perfected Lien (subject only to the Lien of the Revolving Agent) in 100% of the Equity Interests of each such Subsidiary; and

(ii) deliver to Agent evidence that any certificates representing such Equity Interests, together with undated stock or other applicable transfer powers, executed in blank and delivered by a duly authorized officer of such Obligor have been delivered to Agent.

(d)            if, as of the end of any fiscal quarter, (x) any Foreign Subsidiary (excluding Canadian Subsidiaries), when taken together with all other Foreign Subsidiaries organized or incorporated under the laws of the same jurisdiction as such Foreign Subsidiary, collectively constitutes more than 5.0% of the aggregate revenues and/or 10% of the consolidated total assets, in each case, of the Obligors and their Subsidiaries taken as a whole, and/or (y) the consolidated EBITDA of all Foreign Subsidiaries (excluding Canadian Subsidiaries) that do not guaranty any of the Obligations (all such Subsidiaries, the “Non-Obligor Subsidiaries”) is greater than 20% of the consolidated EBITDA of Holdings and all of its Subsidiaries ((x) and (y), the “Foreign Security Thresholds”), cause the applicable Obligors to promptly notify Agent and:

(i) (A) to the extent necessary to comply with the Foreign Security Thresholds, take such actions as Agent in good faith deem are necessary or appropriate to grant to Agent, for the benefit of the Secured Parties, a perfected Lien in the Collateral in which each such Subsidiary has an interest securing the Obligations, including the filing or registration of such Liens as may be deemed necessary or appropriate by Agent, (B) deliver to Agent a perfection certificate of each such Subsidiary in form and substance reasonably satisfactory to Agent, duly executed on behalf of such Subsidiary and (C) execute and deliver a Guaranty, in form and substance reasonably acceptable to Agent, to guarantee payment or performance of the Obligations; provided that, (i) if Borrower Agent reasonably determines in good faith (in consultation with Agent) that the granting of Liens and delivery of the Guaranty set forth in the preceding clauses (A) and (C), respectively, in respect of the US Obligations would result in adverse tax consequences which are not de minimis then such Liens and Guaranty shall be limited to the Canadian Obligations; and (ii) Agent shall consult with Borrower Agent with respect to the relevant costs and burdens relating to any such actions before the requirement of same so that they may discuss any alternative less costly or burdensome measures in order to comply with the Foreign Security Thresholds; and

(ii) if requested by Required Borrower Group Lenders, deliver to Agent legal opinions relating to the matters described above, which opinions shall be in form and substance substantially similar to the legal opinions delivered pursuant to Section 6.1(f) and otherwise in form and substance, and from counsel, reasonably satisfactory to Required Lenders;

provided, that, notwithstanding the foregoing, if, in the reasonable discretion of the Agent, the taking of any of the actions set forth in (i)-(ii) of this clause (d), or the continued maintenance of such guarantees and security, would result in present and future costs to the Obligors (including adverse tax consequences) which are excessive in relation to the relative benefits of such guarantees and security accruing to the Secured Parties, the Agent shall have the discretion to limit or release the guarantees and security to reduce such present and future costs to the Obligors.

10.1.10.  Conduct of Business and Maintenance of Existence and Assets. To (a) conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition in accordance with industry standards (reasonable wear and tear and casualty excepted and except as may be disposed of in accordance with the terms of this Agreement), and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral where the failure to do so could reasonably be expected to have a Material Adverse Effect; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other Taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States, the laws of Canada, or any political subdivision of either of the foregoing, where the failure to do so could reasonably be expected to have a Material Adverse Effect.

10.1.11.  Payment of Debt. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders.

10.1.12.  Margin Regulations. No Loan proceeds will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

10.1.13.  Amendment to Revolving Loan Documents. If any amendment or modification to the Revolving Debt Documents amends or modifies any covenant (including any financial covenant) or event of default contained in the Revolving Debt Documents (or any related definitions), in each case, in a manner that is more restrictive than the applicable provisions permit as of the date thereof, or if any amendment or modification to the Revolving Loan Agreement or other Revolving Debt Document adds an additional covenant or event of default therein, the Obligors acknowledge and agree that this Agreement or the Loan Documents, as the case may be, shall be automatically amended or modified to affect similar amendments or modifications with respect to this Agreement or such Loan Documents, without the need for any further action or consent by any Borrower or any other party. In furtherance of the foregoing, the Obligors shall permit the Agent and Lenders to document each such similar amendment or modification to this Agreement or such Loan Document or insert a corresponding new covenant or event of default in this Agreement or such Loan Document without any need for any further action or consent by the Obligors.

10.1.14.[Reserved].

10.1.15.[Reserved].

10.1.16.Required Revolving Loan Payments. If “Total Revolver Exposure” (as defined in the Revolving Loan Agreement) exceeds the Maximum Revolving Facility Amount at any time, Borrowers shall, within five (5) Business Days, pay the Revolving Loans in an aggregate amount equal to the amount of such excess.

10.2.          Negative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1.    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a)                the Obligations;

(b)                the Revolving Debt subject to the terms of the Intercreditor Agreement as in effect on the Closing Date and in an amount not to exceed the Maximum Revolving Facility Amount;

(c)                Subordinated Debt;

(d)                Permitted Purchase Money Debt;

(e)                Borrowed Money listed on Schedule 10.2.1 hereto (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt);

(f)                 Debt with respect to Bank Products (as defined in the Revolving Loan Agreement) incurred in the ordinary course of business;

(g)                Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by an Obligor or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed the Dollar Equivalent of $5,000,000 in the aggregate at any time;

(h)                Permitted Contingent Obligations;

(i)                 Refinancing Debt as long as each Refinancing Condition is satisfied;

(j)                 unsecured obligations under Hedging Agreements not entered into for speculative purposes and not otherwise prohibited by this Agreement; provided that such Hedging Agreements do not contain any provision exonerating the non- defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(k)                any earn-out or deferred compensation payments in respect of any Permitted Acquisition so long as such payments (i) constitute Subordinated Debt and are subordinated to the Full Payment of the Obligations and (ii) do not exceed (x) the Dollar Equivalent of $6,000,000 for any single Permitted Acquisition and (y) the Dollar Equivalent of $15,000,000 for all Permitted Acquisitions made during the term of this Agreement;

(l)                 Debt arising under any performance or surety bond, in each case, entered into in the Ordinary Course of Business and not constituting Borrowed Money;

(m)               Debt that is not included in any of the other clauses of this Section 10.2.1, is not secured by a Lien and does not exceed the Dollar Equivalent of $7,500,000 in the aggregate at any time;

(n)                Debt owing by (i) one or more members of the Target A Group in an aggregate amount outstanding at any time not to exceed the Dollar Equivalent of $6,500,000, and (ii) Foreign Subsidiaries (other than members of the Target A Group) in an aggregate amount outstanding at any time not to exceed the Dollar Equivalent of $5,000,000, in each case to Persons other than Agent and Lenders and so long as no Obligor guaranties such Debt and such Debt is not secured by the Collateral;

(o)                Debt incurred in connection with a Permitted Acquisition, to the extent permitted under the definition of Permitted Acquisition, that consists of Debt existing prior to the consummation of the Permitted Acquisition (and not incurred in contemplation thereof) that is permitted to be assumed by the Obligors pursuant to (and subject to the limitations set forth in) clause (d) above as Permitted Purchase Money Debts and does not constitute a revolving credit facility; and

(p)                Debt of a US Obligor that is owed to another US Obligor to the extent otherwise permitted hereunder;

(q)                Debt of a Canadian Obligor that is owed to another Canadian Obligor to the extent otherwise permitted hereunder;

(r)                 Debt of a Foreign Obligor that is owed to another Obligor to the extent otherwise permitted hereunder;

(s)                Debt of a Non-Obligor Subsidiary that is owed to another Non- Obligor Subsidiary or an Obligor to the extent otherwise permitted hereunder;

(t)                 (i) (A) unsecured Debt of a Canadian Obligor or a Foreign Obligor that is owed to a US Obligor or (B) unsecured Debt of a Foreign Obligor that is owed to a Canadian Obligor, in each case so long as the following conditions are satisfied:

(I)                 at the time of the incurrence of such Debt, no Default or Event of Default exists,

(II)               at the time of the incurrence of such Debt, Average Availability for the 60-day period immediately preceding such incurrence calculated on a pro forma basis assuming such incurrence occurred on the first day of such period (including any Revolving Loans made under the Revolving Loan Agreement to finance such Debt) shall be greater than or equal to the greater of

(1)    15% of the aggregate Commitments (as defined in the Revolving Loan Agreement) and

(2)    $6,500,000,

(III)              at the time of the incurrence of such Debt, Availability, on any date after giving effect to the incurrence of such Debt (including any Loans made hereunder to finance such Debt) shall be greater than or equal to the greater of

(1)    15% of the aggregate Commitments (as defined in the Revolving Loan Agreement) and

(2)    $6,500,000,

(IV)              at the time of the incurrence of such Debt, Obligors provide Lender Representative evidence that, after giving effect to the incurrence of such Debt, Obligors are in compliance with the financial covenant set forth in Section 10.3 on a pro forma basis; provided, that such financial covenant shall be measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended,

(V)               each Obligor shall be Solvent both before and after giving effect to the incurrence of such Debt and a Senior Officer or vice president of finance or similar officer having primary responsibility for financial matters of Borrower Agent shall certify to Lenders, not less than five Business Days prior to the date of the incurrence of such Debt, that all such conditions have been satisfied;

(VI)              such Debt is not secured by a Lien; and

(VII)            such Debt is evidenced by a promissory note or debt agreement that is pledged or collaterally assigned to Agent as security for the Obligations having the priority set forth in the Intercreditor Agreement;

(ii) Debt that is owed by Dutch CV Holdco or a New Foreign Holdco to Safariland pursuant to each Canadian IDA and the UK IDA (plus and capitalized interest thereon); (iii)  Debt that is owed by a Canadian Obligor to a Non-Obligor Subsidiary in an aggregate principal amount not to exceed the aggregate principal amount of Debt owned by Dutch CV Holdco or a New Foreign Holdco to Safariland pursuant to each Canadian IDA (plus any capitalized interest thereon) and (iv)  Debt that is owed to Dutch CV Holdco or a New Foreign Holdco by a direct Subsidiary of Dutch CV Holdco or a New Foreign Holdco in an aggregate principal amount not to exceed the aggregate principal amount of Debt owed by Dutch CV Holdco or a New Foreign Holdco to Safariland pursuant to each Canadian IDA and the UK IDA (plus any capitalized interest thereon);

(u)                Debt incurred in connection with the financing of insurance premiums, incurred in the Ordinary Course of Business;

(v)                Debt in the form of indemnification obligations by Safariland in favor of Vievu Purchaser and certain of its affiliates arising under the Vievu Purchase Agreement;

(w)               Debt in the form of indemnification obligations by Safariland in favor of Mustang Purchaser and certain of its affiliates arising under the Mustang Purchase Agreement; and

(x)                 so long as no Default or Event of Default shall have occurred and be continuing as of the date of incurrence thereof, Debt of Foreign Subsidiaries who are not Obligors in an aggregate amount not to exceed $35,000,000 at any one time outstanding; provided that such Indebtedness is incurred or assumed in connection with an Investment permitted hereunder (including any Permitted Acquisition), is not recourse to any of the Obligors, and is not secured by the Collateral.

10.2.2.    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)                Liens in favor of Agent;

(b)                Liens in favor of the Revolving Agent (including, without limitation, Liens on Canadian Collateral) securing the Revolving Debt Obligations permitted hereunder so long as the Intercreditor Agreement remains in full force and effect with respect thereto (unless terminated by mutual agreement of Agent and Revolving Agent);

(c)                Purchase Money Liens securing Permitted Purchase Money Debt;

(d)                Liens for Taxes not yet due or being Properly Contested;

(e)                statutory Liens (other than Liens for Taxes or imposed under ERISA or Applicable Pension Legislation) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(f)                 Liens incurred or deposits made with respect to a Borrower Group in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, in each case, with respect to such Borrower Group, as long as such Liens are at all times junior to Agent’s Liens;

(g)                Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(h)                Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) in existence for less than 30 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(i)                 easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(j)                 with respect to Collateral consisting of Real Estate, Liens that are exceptions to the commitments for title insurance issued in connection with the Mortgage encumbering such real property (including the items reflected on Schedule A to each such commitment (copies of which have been made available to the Agent on or prior to the Closing Date));

(k)                normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(l)                 Liens shown on Schedule 10.2.2(l);

(m)              licenses, sublicenses, leases or subleases of Intellectual Property granted by the Borrowers or any of their respective Subsidiaries to the extent such licenses, sublicenses, leases or subleases are permitted by Section 10.2.6;

(n)                possessory Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(o)                Liens securing Debt owing by Foreign Subsidiaries that are not Obligors to Persons other than Agent and Lenders permitted pursuant to Section 10.2.1(n) or Section 10.2.1(x) so long as such Debt is not recourse to any Obligor and such Debt is not secured by the Collateral; and

(p)                Liens exclusively on unearned premiums relating to debt incurred in the Ordinary Course of Business in connection with the financing of insurance premiums, other than with respect to business interruption insurance, property insurance and automobile insurance premiums; provided, that the amount of debt secured by such Liens shall not exceed the Dollar Equivalent of $6,000,000 in any twelve-month period.

10.2.3.    Landlord Waivers. Until Borrowers have delivered to Agent a Lien Waiver executed by the landlord and the sublandlord relating to the premises leased by Borrowers and located at 2065 Franklin Road, Bloomfield, Michigan 48302, the Borrowers shall not maintain equipment, inventory and Term Loan Priority Collateral at such premises in excess of the Dollar Equivalent of $250,000. Until Borrowers have delivered to Agent a Lien Waiver executed by the landlord relating to the premises leased by Borrowers and located at 8001 Belfort Parkway, Jacksonville, Florida 32218, the Borrowers shall not maintain equipment, inventory and Term Loan Priority Collateral at such premises in excess of the Dollar Equivalent of $250,000.

10.2.4.    Distributions; Upstream Payments. Declare or make any Distributions, except (a) Permitted Distributions, (b) a Permitted Foreign Restructuring Transaction, (c) Upstream Payments; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.

10.2.5.    Restricted Investments. Make any Restricted Investment.

10.2.6.    Disposition of Assets. Make any Asset Disposition, except (a) a Permitted Asset Disposition, (b) a disposition of Equipment under Section 8.4.2, (c) a transfer of Property by a Canadian Subsidiary or Canadian Obligor to a Canadian Borrower or another Canadian Obligor, (d) a transfer of Property by a Foreign Subsidiary to a US Obligor (or, if such Foreign Subsidiary’s direct parent is a Canadian Obligor, to such Canadian Obligor), (e) a transfer of Property by a Domestic Subsidiary or US Obligor to a US Borrower or another US Obligor or (f) a Permitted Foreign Restructuring Transaction.

10.2.7.    Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) loans or advances to officers or employees in the Ordinary Course of Business pursuant to and in accordance with the terms of any Plan in an aggregate amount not to exceed the Dollar Equivalent of $1,500,000 at any time; (c) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (d) deposits with financial institutions permitted hereunder; (e) as long as no Default or Event of Default exists, intercompany loans by a US Borrower to a US Obligor or by a US Obligor to another US Obligor; (f) as long as no Default or Event of Default exists, intercompany loans by the Canadian Borrowers to a Canadian Obligor or by a Canadian Obligor to another Canadian Obligor; (g) as long as no Default or Event of Default exists, intercompany loans by a Foreign Obligor to another Foreign Obligor; (h) as long as no Default or Event of Default exists, intercompany loans by a Non-Obligor Subsidiary to another Non-Obligor Subsidiary; (i) loans permitted by Section 10.2.1(t); (j) loans existing as of the Closing Date and set forth on Schedule 10.2.7; and (k) the Supplemental ICP Loan.

10.2.8.    Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any:

(a)                Subordinated Debt (other than Subordinated Debt of the type described in the following clause (b)), except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer or vice president of finance or similar officer having primary responsibility for financial matters of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied);

(b)                Subordinated Debt constituting earn-out or deferred compensation payments in respect of any Permitted Acquisition or Debt of the type permitted by Sections 10.2.1(m), (n), (r) and (s) except payments made when the following conditions are satisfied:

(i)                 no Default or Event of Default has occurred or would result from such payment,

(ii)                Average Availability for the 60 day period immediately preceding such payment calculated on a pro forma basis assuming such payment occurred on the first day of such period (including any Revolving Loans made under the Revolving Loan Agreement to finance such payment) shall be greater than or equal to the greater of

(A)  15% of the aggregate Commitments (as defined in the Revolving Loan Agreement); and

(B)  $6,500,000,

(iii)               Availability, on the date of such payment immediately after giving effect to the consummation of such payment (including any Revolving Loans made under the Revolving Loan Agreement to finance such payment) shall be greater than or equal to the greater of

(A)  15% of the aggregate Commitments (as defined in the Revolving Loan Agreement); and

(B)  $6,500,000,

(iv)              Borrowers provide Agent evidence that after giving effect to the consummation of such payment, Borrowers and the Canadian Obligors on a consolidated basis shall maintain a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 on a pro forma basis, measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended,

(v)                after giving effect to the consummation of such payment, the Leverage Ratio of the Obligors, on a consolidated basis, is less than or equal to the Subject Leverage Ratio; provided, that such financial covenant shall be measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended,

(vi)               no Borrower or Guarantor will be rendered not Solvent by such payment and a Senior Officer or vice president of finance or similar officer having primary responsibility for financial matters of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all such conditions have been satisfied);

(c)                Revolving Debt, but only to the extent each such payment is prohibited by the terms of the Intercreditor Agreement as in effect as of the date hereof without amendment, supplement or modification; or

(d)                Borrowed Money (other than the Obligations, the Revolving Debt and Debt of the type permitted by Sections 10.2.1(m), (n), (r), (s) and (t)) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent or Required Lenders), except payments not in excess of the Dollar Equivalent of $1,000,000 per Fiscal Year on Borrowed Money so long as no Default or Event of Default exists at the time of such payment or would result therefrom; or

(e)                Debt of the type permitted by Section 10.2.1(t), except payments made when no Default or Event of Default exists at the time of such payment or would result therefrom.

10.2.9.    Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization (except with respect to each of the foregoing, without giving Agent at least 30 days (or such shorter period as may be agreed to by Agent in its discretion) prior written notice thereof and complying with all reasonable requirements of Agent in regard thereto, including with respect to delivery of all documents, certificates, opinions, and information reasonably requested by Agent to maintain the validity, perfection, and priority of the security interests of Agent in the Collateral); liquidate, wind up its affairs or dissolve itself; or merge, combine, consolidate or amalgamate with any Person, whether in a single transaction or in a series of related transactions, except for (a) mergers, amalgamations or consolidations of a wholly-owned Domestic Subsidiary that is a US Obligor with another wholly-owned Domestic Subsidiary that is a US Obligor or with a US Borrower; provided, that in the case of any merger or consolidation with a US Borrower, a US Borrower shall be the surviving Person; (b) mergers, amalgamations or consolidations of a wholly-owned Canadian Subsidiary that is a Canadian Guarantor with another wholly-owned Canadian Subsidiary that is a Canadian Guarantor or with a Canadian Borrower; provided, that in the case of any merger, amalgamation or consolidation with a Canadian Borrower, a Canadian Borrower shall be the surviving or continuing Person; or (c) Permitted Acquisitions.

10.2.10.  Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

10.2.11.  Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except (i) in connection with a transaction permitted under Section 10.2.9 or (ii) in a manner that could not reasonably be expected to have an adverse effect on the Lenders.

10.2.12.  Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries.

10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as allowed or required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14.Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15.Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16.Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date, any activities reasonably related or incidental thereto, or engage in a business reasonably similar, ancillary, related or complementary thereto or that is a reasonable extension, development or expansion thereof.

10.2.17.Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers, employees and consultants who are Affiliates, in each case for services actually rendered, and payment of customary directors’ fees and indemnities (including severance and indemnification arrangements with officers and employees in the Ordinary Course of Business and participation in stock option plans and employee benefit plans and arrangements in the Ordinary Course of Business); (c) transactions solely among US Borrowers or US Obligors; (d) transactions solely among Canadian Obligors; (e) transactions solely among Foreign Obligors; (f) transactions solely among Non- Obligor Subsidiaries; (g) transactions with Affiliates that were consummated on or prior to the Closing Date, as shown on Schedule 10.2.17 or as otherwise agreed by Required Lenders; (h) sales of Inventory and services between Obligors in the Ordinary Course of Business and sales of Equipment constituting Permitted Asset Dispositions, in each case, upon fair and reasonable terms; (i) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; and (j) a Permitted Foreign Restructuring Transaction.

10.2.18.Plans. Become party to any Multiemployer Plan, Canadian Pension Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19.Amendments to Revolving Debt and Subordinated Debt.

(a)                Amend, supplement or otherwise modify any document, instrument or agreement relating to the Revolving Debt; provided, however, that Obligors may amend, restate, supplement or otherwise modify any Revolving Debt Document to the extent expressly permitted under the terms of the Intercreditor Agreement; or

(b)                Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any material fees or material charges; (vi) (A) modifies any covenant in a manner, or (B) adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or Lenders; or (vii) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.2.20.Operating Leases. Become or remain liable, directly or indirectly, as lessee or guarantor or other surety with respect to operating leases to the extent the amount payable thereunder would exceed (in any Fiscal Year) the greater of (x) the Dollar Equivalent of $1,250,000 or (y) 5% of EBITDA for the four Fiscal Quarter period most recently ended as of such date of determination, in the aggregate, except with respect to the operating leases in effect as of the Closing Date as set forth on Schedule 10.2.20; provided that, any increase in the amount of such leases shall count towards the calculation of the basket set forth in this Section 10.2.20.

10.2.21.Management Fees. Pay any management fees pursuant to any management agreement or otherwise. For purposes hereof, “management fees” shall mean any remuneration paid or payable to a management or similar company which has an ownership interest in any Obligor or manages any Obligor or its assets on behalf of such Obligor, and which is comprised of a fixed or determined fee or a percentage of income or revenue.

10.3.       Financial Covenants. As long as any Commitments or Obligations are outstanding, Obligors shall not:

10.3.1.    Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for any four-Fiscal Quarter period, beginning with the four-Fiscal Quarter period ending September 30, 2020, to be less than 1.10:1.00.

10.3.2.    Leverage Ratio. Permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2020, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
Each Fiscal Quarter ended during the period from September 30, 2020 through and including September 30, 2022	7.50:1.00

Each Fiscal Quarter ended during the period from December 31, 2022 through and including September 30, 2024	7.00:1.00

Each Fiscal Quarter ended thereafter	6.50:1.00

SECTION 11.       EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.       Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)                An Obligor in any Borrower Group fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan of such Borrower Group or (ii) within three Business Days after the same becomes due, interest on any Loan to such Borrowers within such Borrower Group, or any commitment or other fee of such Borrower Group due hereunder or (iii) within five Business Days after the same becomes due, any other Obligation of such Borrower Group payable hereunder or under any other Loan Document;

(b)                Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)                An Obligor breaches or fails to (i) perform any covenant contained in Section 7.2, 7.3, 7.4, 7.6, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3 or (ii) perform any covenant contained in Section 8.1 and such breach or failure is not cured within two (2) Business Days; provided, however, that such opportunity to cure shall not be available to Obligor more than three (3) times during any Fiscal Year;

(d)                An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)                A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)                 Any breach or default of an Obligor occurs under any Hedging Agreement, any Revolving Loan Document or under any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of the Dollar Equivalent of $2,500,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)                Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, the Dollar Equivalent of $2,500,000 (net of insurance coverage therefor that has not been denied by the insurer) or any material nonmonetary judgment or order is entered against an Obligor, unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)                A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds the Dollar Equivalent of $2,000,000;

(i)                 An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any business that is material to the Obligors and their Subsidiaries, taken as a whole; an Obligor suffers the loss, revocation or termination of any license, permit, lease or agreement that is material to the Obligors and their Subsidiaries, taken as a whole; there is a cessation of any part of an Obligor’s business that is material to the Obligors and their Subsidiaries, taken as a whole, for a material period of time; any Collateral or Property of an Obligor that is material to the Obligors are their Subsidiaries, taken as a whole, is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j)                 An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a Creditor Representative is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and such Obligor consents to institution of the proceeding, the petition or other filing commencing the proceeding is not timely contested by such Obligor, the petition or other filing is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k)                (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in excess of the Dollar Equivalent of $2,500,000, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan if such failure could reasonably be expected to result in a liability of an Obligor in excess of the Dollar Equivalent of $2,500,000; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan; or (ii) a Termination Event occurs with respect to a Canadian Pension Plan that has resulted or could reasonably be expected to result in a liability of any Canadian Obligor in excess of the Dollar Equivalent of $2,500,000 and which, in Agent’s determination, constitutes grounds for the termination under any Applicable Pension Legislation of any Canadian Pension Plan which provides benefits on a defined benefits basis or for the appointment by the appropriate Governmental Authority of an administrator or trustee for any Canadian Pension Plan, or if any Canadian Pension Plan shall be terminated or any such trustee shall be requested or appointed, or if any Canadian Obligor is in default with respect to payments to a Canadian Pension Plan resulting from their complete or partial withdrawal from such Canadian Pension Plan, or any Lien arises (other than for contribution amounts not yet due) in connection with any Canadian Pension Plan; provided, however, that if any of the foregoing events occurs as a result of the acts or omissions of a Person that is not an Obligor or a Subsidiary of an Obligor, such event shall not constitute an Event of Default until five (5) days after the occurrence of such event;

(l)                 An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state, federal, provincial or foreign law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m)              A Change of Control occurs;

(n)                The indictment by any Governmental Authority as to which there is a reasonable possibility of an adverse determination, in the determination of Agent or Required Lenders, under any criminal statute, or commencement of criminal or civil proceedings against an Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the Collateral or any other property of the Obligors which is necessary or material to the conduct of their business;

(o)                For any reason any Loan Document ceases to be in full force and effect or any Lien of the Agent with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than Permitted Liens) or is terminated, revoked or declared void, or

(p)                Horsepower shall hold or acquire Property with a fair market or book value (whichever is more) in excess of $250,000 other than (i) 0.01% of the Equity Interests of Dutch CV Holdco and (ii) Property of the type described in clause (d) of the definition of Excluded Collateral.

Notwithstanding anything to the contrary contained in this Section 11, for purposes of determining whether an Event of Default has occurred under any financial covenant set forth in Section 10.3, any cash equity contribution (in the form of common equity or preferred equity on terms reasonably satisfactory to Agent) made to the Borrowers after the last day of any Fiscal Quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, at the request of the Borrower Agent, be included in the calculation of EBITDA solely for the purposes of determining compliance with such financial covenant at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided, that (a) the Borrowers shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of EBITDA with respect to any Fiscal Quarter unless, after giving effect to such requested Specified Equity Contribution, there will not be a Specified Equity Contribution in two consecutive Fiscal Quarters in the Relevant Four Fiscal Quarter Period (as defined below), (b) no more than five Specified Equity Contributions will be made in the aggregate, (c) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause the Borrower to be in compliance with each financial covenant, and (d) the net cash proceeds of any Specified Equity Contribution shall be used by the Borrower to prepay the Loans in accordance with Section 5.2.1(d); provided that the portion of any such Debt so prepaid shall, for purposes of compliance with the financial covenant set forth in Section 10.3, be deemed to remain outstanding for the Relevant Four Fiscal Quarter Period and any subsequent measurement period that includes such Fiscal Quarter with respect to which the Specified Equity Contribution was made, and (f) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Loan Documents (including calculating EBITDA for purposes of determining basket levels and incurrence tests and other items governed by reference to EBITDA). For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which EBITDA will be increased as a result of such Specified Equity Contribution.

11.2.       Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable, together with interest accrued thereon and the Prepayment Premium, and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may (with the written consent of the Required Lenders), and shall upon written direction of Required Lenders, do any one or more of the following from time to time:

(a)                declare any Borrower Group Obligations immediately due and payable, whereupon they shall be due and payable, together with interest accrued thereon and together with the Prepayment Premium, without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b)                terminate, reduce or condition any Commitment;

(c)                require Obligors within each Borrower Group to Cash Collateralize any Borrower Group Obligations of such Borrower Group that are contingent or not yet due and payable; and

(d)                exercise any other rights or remedies afforded under any agreement, by Applicable Law, including the rights and remedies of a secured party under the UCC and the PPSA. Such rights and remedies include the rights to (i) take possession of any Collateral of such Borrower Group; (ii) require Obligors within such Borrower Group to assemble Collateral of such Borrower Group, at the expense of the Obligors within such Borrower Group, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral of such Borrower Group is located and store such Collateral on such premises until sold (and if the premises are owned or leased by an Obligor within such Borrower Group, Obligors within such Borrower Group agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral of such Borrower Group in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Required Lenders, in their discretion, deem advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral of such Borrower Group for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

Each of the Obligors acknowledges, and the parties hereto agree, that each of the Lenders has the right to maintain its investment in the Loans free from repayment by the Obligors (except as herein specifically provided for) and that the provision for payment of the Prepayment Premium by the Obligors in the event that the Obligations are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

11.3.       License. Subject to the terms of the Intercreditor Agreement, each Obligor hereby grants to Agent an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of Royalty or other compensation to any Person), during the existence of any Event of Default, any or all Intellectual Property owned by Obligors or for which Obligors have a right to sublicense, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.

11.4.       Setoff. At any time during an Event of Default, Agent, Lenders, and any of their Affiliates and Branches are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate or branch to or for the credit or the account of an Obligor against any Obligations of such Borrower Group, irrespective of whether or not Agent, such Lender or such Affiliate or branch shall have made any demand under this Agreement or any other Loan Document and although such Borrower Group Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate or branch different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender and each such Affiliate or branch under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5.       Remedies Cumulative; No Waiver.

11.5.1.    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2.    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; or (b) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.6.       Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in Dollars or in any other currency (hereinafter in this Section 11.6 called the “first currency”) into any other currency (hereinafter in this Section 11.6 called the “second currency”), then the Spot Rate shall be used as the rate of exchange for buying the first currency with the second currency prevailing at Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made by an Obligor to any Lender or Agent pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of any applicable Obligors to pay to such Lender or Agent any amount originally due to such Lender or Agent in the first currency under this Agreement only to the extent of the amount of the first currency which such Lender or Agent is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with such Lender or Agent’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to such Lender or Agent in the first currency under this Agreement, the other Obligors within its Borrower Group agree that they will indemnify each such Lender or Agent against and save such Lender or Agent harmless from any shortfall so arising. This indemnity shall constitute an obligation of each such Obligor separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to such Lender or Agent under any Loan Documents or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by such Lender or Agent and Obligors shall not be entitled to require any proof or evidence of any actual loss. If the amount of the first currency exceeds the amount originally due to such Lender or Agent in the first currency under this Agreement, such Lender or Agent shall promptly remit such excess to the Obligors in the affected Borrower Group. The covenants contained in this Section 11.6 shall survive the Full Payment of the Obligations under this Agreement.

Section 12.       AGENT

12.1.        Appointment, Authority and Duties of Agent.

12.1.1.    Appointment and Authority. Each Secured Party appoints and designates Guggenheim Credit Services, LLC, a Delaware limited liability company, as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. The duties of Agent are ministerial and administrative in nature only, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.

12.1.2.    Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders or Required Borrower Group Lenders in accordance with this Agreement.

12.1.3.    Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.    Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders, Required Borrower Group Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders or Required Borrower Group Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders or Required Borrower Group Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2.       Agreements Regarding Collateral and Borrower Materials.

12.2.1.    Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations secured by such Collateral; (b) that is the subject of a Permitted Asset Disposition; (c) that is the subject of a disposition pursuant to Section 8.4.2; (d) in connection with exercising Agent’s rights pursuant to the last paragraph of Section 10.1.9(d) or (e) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2.    Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are, under the UCC, the PPSA or other Applicable Law, perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3.    Reports. Agent shall promptly provide to Lenders, when complete, any field audit, examination or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only specific information regarding the Obligations or Collateral and will rely significantly upon Obligors’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3.       Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4.        Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from an Obligor or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC or PPSA sales, or other dispositions of Collateral, or to assert any rights relating to any Collateral.

12.5.       Ratable Sharing. If any Applicable Lender obtains any payment or reduction of any Borrower Group Obligation, whether through set-off or otherwise, in excess of its share of such Borrower Group Obligations, determined on a Pro Rata basis or in accordance with Section 5.6.2, as applicable, such Applicable Lender shall forthwith purchase from Agent and the other Applicable Lenders such participations in the affected Borrower Group Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without Agent’s prior consent.

12.6.       Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any Creditor Representative or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7.       Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8.       Successor Agent and Co-Agents.

12.8.1.    Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Agent’s resignation, then Agent may appoint a successor agent that is a financial institution acceptable to it, which shall be a Lender unless no Lender accepts the role. Upon acceptance by a successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Guggenheim Credit Services, LLC by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2.    Termination. The Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower Agent and the Agent, remove the Person then serving as Agent and, as provided in Section 12.8.1, appoint a successor Agent. In connection with removal as Agent under this Agreement, the removed Agent shall reasonably cooperate with the Required Lenders, the Borrowers and any successor Agent in connection with such removal and succession, including executing and delivering, or causing to be executed and delivered, such instruments, documents and certificates, and taking such other action, all at the Borrowers’ expense, as may reasonably be necessary to effect the removal of the removed Agent and the appointment of the successor Agent; provided that (i) the removed Agent shall not be required to take any acts or execute any documents, instruments or certificates that could expose it to any liability for which it is not indemnified hereunder and (ii) no removal of the Agent shall be effective unless and until it has received payment in full in cash of all fees, costs and expenses owing to it, in its capacity as Agent, under this Agreement and the other Loan Documents.

12.8.3.    Co-Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If necessary or appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Document shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If the agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9.       Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates or branches.

12.10.     Remittance of Payments and Collections.

12.10.1.Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2.Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate based on the Base Rate. In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Agent.

12.10.3.Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.11.      Individual Capacities. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide bank products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12.      Agent Miscellaneous. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Obligor, its Affiliates or its agents, this Agreement, the other Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

12.13.      Solidary Interests/Quebec Liens (Hypothecs).

(a)                For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec between each Secured Party, taken individually, on the one hand, and Agent, on the other hand, each Obligor granting a Lien (hypothec) to Agent under the Civil Code of Quebec and each such Secured Party acknowledges and agrees with Agent that such Secured Party and Agent are hereby conferred the legal status of solidary creditors of each such Obligor in respect of all indebtedness, liabilities and other obligations, present and future, owed by each such Obligor to Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, each such Obligor is irrevocably bound towards Agent and each Secured Party in respect of the entire Solidary Claim of Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of Agent and such Secured Party and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same. By its execution of the Loan Documents to which it is a party, each such Obligor not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Loan Documents shall be granted to Agent, for its own benefit and for the benefit of Secured Parties, as solidary creditor as hereinabove set forth.

(b)                In addition, and without limiting any of the foregoing, for greater certainty, and without limiting the powers of Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Quebec to secure the prompt payment and performance of any and all Obligations by any Obligor, each of the Secured Parties hereby irrevocably appoints and authorizes Agent and, to the extent necessary, ratifies the appointment and authorization of Agent, to act as the hypothecary representative of the present and future creditors as contemplated under Article 2692 of the Civil Code of Quebec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (ii) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and the Obligors. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of Agent pursuant to the provisions of this Section 12 also constitutes the substitution of the Attorney. Agent acting as the Attorney shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of Agent in this Agreement, which shall apply mutatis mutandis to Agent acting as the Attorney.

12.14.     No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

Section 13.       BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents (and any assignment or delegation in contravention of the foregoing shall be null and void); and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2.       Participations.

13.2.1.    Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant with respect to US Obligations that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless US Borrowers agree otherwise in writing.

13.2.2.    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Maturity Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

13.2.3.    Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.2.4.    Participant Register. Each Lender that sells a participation shall, acting as a non- fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, and Loans (and stated interest). Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.3.       Assignments.

13.3.1.    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Loans retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank or a funding source of such Lender; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2.    Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3.    Certain Assignees. No assignment or participation of any of the Loans or Commitments may be made to an Obligor, Affiliate of an Obligor or natural person. In addition, no New Term Loan may be made by an Obligor or an Affiliate of any Obligor.

13.3.4.    Register. Agent, acting as a non-fiduciary agent of the applicable Borrower Group (solely for tax purposes), shall maintain (a) a copy of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans and interest owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Obligors, Agent and Lenders shall treat each lender recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. The register shall be available for inspection by Obligors or any Lender, from time to time upon reasonable notice.

13.4.          Replacement of Certain Lenders. If a Lender fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent or Borrower Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment and shall be entitled to the Prepayment Premium as if the Loans of such Lender were being voluntarily prepaid and the Commitments of such Lender terminated; provided, however, that upon receipt of the Prepayment Premium by such Lender, in no event shall the Prepayment Premium be required to be paid thereafter in respect of such Loans and Commitments.

Section 14.    MISCELLANEOUS

14.1.       Consents, Amendments and Waivers.

(a)                No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Required Lenders (or by the Agent with the consent of Required Lenders, or to the extent specifically provided in a Loan Document, Required Borrower Group Lenders) and each Obligor party to such Loan Document; provided, however, that without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)               without the prior written consent of each affected Lender, no modification shall be effective with respect to any other provision in a Loan Document that would increase the Commitment of any Lender to make Loans under this Agreement or require any Lender to make additional Loans under this Agreement;

(c)               without the prior written consent of each affected Lender, no modification shall be effective that would reduce the amount of, or waive, reduce or delay payment of, any principal, interest or fees payable to such Lender;

(d)               without the prior written consent of all Lenders, no modification shall be effective that would (i) alter Section 5.6.2, 7.1 (except to add Collateral) or 14.1; (ii) extend the Maturity Date, or (iii) amend the definition of Pro Rata Required Lenders or Required Borrower Group Lenders;

(e)               without the prior written consent of all Lenders, no modification shall be effective that would release any Borrower or all or a material portion of the Guarantors or that would effect a release of (or a subordination of Agent’s liens on) all or a material portion of the Collateral, in each case, in any transaction or series of related transactions (other than in connection with permitted asset sales, permitted dispositions, permitted mergers, permitted liquidations or dissolutions or as otherwise permitted under the Loan Documents, in each case, as in effect on the Closing Date);

(f)                without the prior written consent of all Lenders, no modification shall be effective with respect to (i) any pro rata sharing, payment, or setoff provision of any Loan Document or (ii) any other provision of a Loan Document, in each case, in a manner that would alter (or have the effect of altering) the pro rata allocation among the Lenders of any payments, disbursements, or setoffs;

(g)               without the prior written consent of all Lenders, no modification shall be effective that subordinates any of the Obligations or any Lien created by this Agreement or any other Loan Document; or

(h)               without the prior written consent of all Lenders, no modification shall be effective that permits the assignment or transfer by any Obligor of any of its rights and obligations under any Loan Document.

14.1.2.    Limitations. The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and as among themselves. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3.    Payment for Consents. No Borrower within a Borrower Group will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender to such Borrower Group (in its capacity as a Lender) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2.       Indemnity.

14.2.1.    EACH OBLIGOR WITHIN A BORROWER GROUP SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES PROVIDING CREDIT TO OR OTHERWISE REPRESENTING OR ACTING ON BEHALF OF ANY INDEMNITEES PROVIDING CREDIT TO SUCH BORROWER GROUP AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided that in no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.2.2.    US Borrowers shall be deemed to have given the foregoing indemnity set forth in Section 14.2.1 with respect to all Claims against any Indemnitees and, without limiting the foregoing, US Borrowers agree, jointly and severally, to indemnify and defend the Indemnitees and hold the Indemnitees harmless from and against any and all Claims that may be instituted or asserted against or incurred by any of the Indemnitees. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.2.3.    If and to the extent that any Claim is asserted against any Indemnitee and such Claim is not attributed solely to any transaction or occurrence arising out of or related to a Borrower Group or the obligations incurred or, repayments made by or Collateral or such Borrower Group, or a Borrower within a Borrower Group disputes its liability for any Claim, then, in any such event, all Borrowers shall jointly and severally indemnify and defend the Indemnitees and hold them harmless from and against any and all such Claims; provided that in no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3.       Notices and Communications.

14.3.1.    Notice Address. All notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. (or, if applicable, Canadian mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2.    Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of Borrower Materials, administrative matters, and distribution of Loan Documents. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3.    Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrowers (or other Obligors, if applicable, shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Lenders on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. Lenders acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities. No Agent Indemnitee shall have any liability to Obligors, Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform.

14.3.4.    Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.3.5.    Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of an Obligor.

14.4.       Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at the expense of Borrowers within the applicable Borrower Group, pay any amount or do any act required of an Obligor within such Borrower Group under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Borrower Group Obligations of such Borrower Group; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section 14.4 shall be reimbursed to Agent by Borrowers within the applicable Borrower Group, on demand, with interest from the date incurred until paid in full, at the Default Rate based on the Base Rate. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5.       Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6.       Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7.       Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8.       Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act. Upon request by Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.

14.9.       Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. This Agreement and the other Loan Documents are intended by the Obligors, Agent and Lender to be the final, complete and exclusive expression of the agreement between them. Except to the extent otherwise provided in Section 14.20, this Agreement and the other Loan Documents supersede all prior oral or written agreements among the parties relating to the subject matter thereof.

14.10.     Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11.     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12.     Confidentiality. Each of Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, branches, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self- regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process provided that it has used reasonable efforts to give the owner of such Information an opportunity to obtain a protective order; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) with the consent of the Borrower Agent; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender or any of their Affiliates and branches on a non-confidential basis from a source other than Obligors; (h) on a confidential basis to a provider of a Platform; (i) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by any Lender and to any nationally recognized rating agency or investor of a Lender that requires access to information about a Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender, (j) to any prospective Eligible Assignee or prospective Participant (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential) or (k) to its financing sources (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential). Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Obligors’ logos, trademarks or product photographs in advertising materials with Obligor Agent’s permission, which shall not be unreasonably withheld. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that which it accords its own confidential information. Each of Agent and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law.

14.13.     Lender Loss Sharing Agreement.

(a)                Definitions. As used in this Section 14.13, the following terms shall have the following meanings:

(i)                 CAM Exchange: shall mean the exchange of the Lenders' interests provided for in Section 14.13(b).

(ii)              CAM Exchange Date: shall mean the first date after the Closing Date on which there shall occur (x) any event described in Section 11.1(j) with respect to any Borrower or (b) an acceleration of Loans and termination of the Commitments pursuant to Section 11.2 of this Agreement.

(iii)             CAM Percentage: as to each Lender, a fraction, (A) the numerator of which shall be the aggregate amount of such Lender's outstanding Loans (including both US Loans and Canadian Loans) immediately prior to the CAM Exchange Date, and (B) the denominator of which shall be the amount of the Loans (including both US Loans and Canadian Loans) of all the Lenders immediately prior to the CAM Exchange Date.

(iv)              Designated Obligations: shall mean all Obligations of the Borrowers with respect to (A) principal and interest under the US Loans and Canadian Loans and (B) fees under Section 3.2 of this Agreement.

(b)	CAM Exchange.

(i)                On the CAM Exchange Date, the Lenders shall automatically and without further act be deemed to have exchanged interests in their respective Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations immediately prior to the CAM Exchange on the CAM Exchange Date, such Lender shall own an interest in the Designated Obligations equal to such Lender’s CAM Percentage of the Designated Obligations.

(ii)              Each Lender hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to the Lenders all such promissory notes and other instruments and documents as Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to Agent against delivery of any promissory notes so executed and delivered; provided, that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(iii)            As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to the Lenders, pro rata in accordance with their respective CAM Percentages.

Notwithstanding any other provision of this Agreement, Agent and the Lenders each agrees that if Agent or any Lender is required under Applicable Law to withhold, remit or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold, remit or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by Agent or the Lenders subject to such withholding, deduction or remittance to Agent or any Lenders making such withholding, deduction or remittance and paying over such amounts, but without diminution of the rights of Agent or such Lenders subject to such withholding, deduction or remittance as against the Borrowers and the other Obligors to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld, remitted or deducted shall be treated as, for the purpose of this Section 14.13, having been paid to Agent or such Lenders with respect to which such withholding, remittance or deduction was made. The intent of this provision is to allocate risk among the Lenders and not to increase the liability of any Borrower hereunder.

14.14.     GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES.

14.15.     Consent to Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT, EXCEPT THAT IN CONNECTION WITH THE CANADIAN DOCUMENTS, A JUDICIAL PROCEEDING MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE PROVINCE OF BRITISH COLUMBIA OR ONTARIO. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.16.     Other Jurisdiction. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.17.      Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, any Lender or any other Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.18.      PATRIOT Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Agent or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti- money laundering or other requirements of Applicable Law.

14.19.      Canadian Anti-Money Laundering Legislation.

(a)                Each Canadian Obligor acknowledges that, pursuant to the Proceeds of Crime Act, Canadian Anti-Money Laundering & Anti-Terrorism Legislation, Canadian Economic Sanctions and Export Control Laws and “know your client” policies, regulations, laws or rules (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Canadian Obligors and their respective directors, authorizing signing officers, direct or indirect shareholders or other Persons in control of the Canadian Obligors, and the transactions contemplated hereby. Each Canadian Obligor shall promptly (and, in any event, within ten (10) Business Days after request therefor) provide all such information, including supporting documentation and other evidence, as may be reasonably requested in writing by any Lender or any prospective assignee or participant of a Lender or Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)                If Agent has ascertained the identity of any Canadian Obligor or any authorized signatories of any Canadian Obligor for the purposes of applicable AML Legislation, then the Agent:

i.                    shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of the applicable AML Legislation; and

ii.                  shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of the Canadian Obligors or any authorized signatories of the Canadian Obligors on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Canadian Obligors or any such authorized signatory in doing so.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

US BORROWERS:

MAUI ACQUISITION CORP.
SAFARILAND, LLC
SAFARILAND GLOBAL SOURCING, LLC
HORSEPOWER, LLC
MED-ENG, LLC
SENCAN HOLDINGS, LLC
ATLANTIC TACTICAL, INC.

By:	/s/ BLAINE BROWERS
Name: Blaine Browers
Title: Chief Financial Officer

Address: 13386 International Parkway Jacksonville, Florida 32218
Attn:	Blaine Browers
Chad Appleby
Email:	Blaine.Browers@safariland.com
Chad.Appleby@safariland.com
Phone:	(904) 741-1742
(904) 807-4975

With a copy to:

Kane Kessler, P.C.
666 Third Avenue, 23rd Floor
New York, NY 10017
Attn:	Robert L. Lawrence
Aris Haigian
Gary Constable
Email:	rlawrence@kanekessler.com ahaigian@kanekessler.com gconstable@kanekessler.com
Phone:	(212) 519-5103
(212) 519-5125
(212) 519-5108

[Signature Page to Term Loan and Security Agreement]

CANADIAN BORROWERS:

MED-ENG HOLDINGS ULC
PACIFIC SAFETY PRODUCTS INC.

By:	/s/ BLAINE BROWERS
Name: Blaine Browers
Title: Chief Financial Officer

Address: 13386 International Parkway Jacksonville, Florida 32218
Attn:	Blaine Browers
Chad Appleby
Email:	Blaine.Browers@safariland.com
Chad.Appleby@safariland.com
Phone:	(904) 741-1742
(904) 807-4975

With a copy to:

Kane Kessler, P.C.
666 Third Avenue, 23rd Floor
New York, NY 10017
Attn:	Robert L. Lawrence
Aris Haigian
Gary Constable
Email:	rlawrence@kanekessler.com
ahaigian@kanekessler.com
gconstable@kanekessler.com
Phone:	(212) 519-5103
(212) 519-5125
(212) 519-5108

[Signature Page to Term Loan and Security Agreement]

US GUARANTORS:

LAWMEN’S DISTRIBUTION, LLC,
SAFARILAND DISTRIBUTION, LLC,
UNITED UNIFORM DISTRIBUTION, LLC,
GH ARMOR SYSTEMS INC.
DEFENSE TECHNOLOGY, LLC,

By:	/s/ BLAINE BROWERS
Name: Blaine Browers
Title: Chief Financial Officer

Address: 13386 International Parkway
Jacksonville, Florida 32218
Attn:	Blaine Browers
Chad Appleby
Email:	Blaine.Browers@safariland.com Chad.Appleby@safariland.com
Phone:	(904) 741-1742
(904) 807-4975

With a copy to:

Kane Kessler, P.C.
666 Third Avenue, 23rd Floor
New York, NY 10017
Attn:	Robert L. Lawrence
Aris Haigian
Gary Constable
Email:	rlawrence@kanekessler.com
ahaigian@kanekessler.com gconstable@kanekessler.com
Phone:	(212) 519-5103
(212) 519-5125
(212) 519-5108

[Signature Page to Term Loan and Security Agreement]

AGENT:

GUGGENHEIM CREDIT SERVICES, LLC

By:	/s/ JOHN F. MULREANEY
Name:	John F. Mulreaney
Title:	Attorney-in-Fact

Address:

Guggenheim Credit Services, LLC
330 Madison Avenue, 11th Floor
New York, NY 10017
Attn: GI Ops NY Loan Agency
Fax: (212) 644-8396
Email: GIOpsNYLoanAgency@guggenheimpartners.com

With a copy to:

Guggenheim Credit Services, LLC
330 Madison Avenue, 11th Floor
New York, NY 10017
Attn: GI Legal
Fax: (212) 644-8107
Email: GILegalTransactionsGroup@guggenheimpartners.com

and

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attn: Jennifer Yount, Esq.
Fax: (212) 303-7008
Email: jenniferyount@paulhastings.com

[Signature Page to Term Loan and Security Agreement]

LENDERS:

GUGGENHEIM MM CLO 2018-1, LTD.
By: Guggenheim Partners Investment Management, LLC as Collateral Manager

GUGGENHEIM MM CLO 2019-2, LTD.
By: Guggenheim Partners Investment Management, LLC as Collateral Manager

HOBSON CAPITAL, LLC
By: Guggenheim Partners Investment Management, LLC as Collateral Manager

By:	/s/ KEVIN M. ROBINSON
Name:	Kevin M. Robinson
Title:	Attorney-In-Fact

PRIVATE DEBT INVESTORS FEEDER, LLC
By: Guggenheim Corporate Funding, LLC, as Manager

By:	/s/ KEVIN M. ROBINSON
Name:	Kevin M. Robinson
Title:	Attorney-In-Fact

Address:

Guggenheim Credit Services, LLC
330 Madison Avenue, 11th Floor
New York, NY 10017
Attn: GI Ops NY Loan Agency
Fax: (212) 644-8396
Email: GIOpsNYLoanAgency@guggenheimpartners.com

With a copy to:

Guggenheim Credit Services, LLC
330 Madison Avenue, 11th Floor
New York, NY 10017
Attn: GI Legal
Fax: (212) 644-8107
Email: GILegalTransactionsGroup@guggenheimpartners.com

and

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attn: Jennifer Yount, Esq.
Fax: (212) 303-7008
Email: jenniferyount@paulhastings.com